Exhibit 10.2

Execution Version

Published CUSIP No. 29276SAD6

Published CUSIP No. 29276SAE4

FIRST LIEN EXIT CREDIT AGREEMENT

dated as of December 30, 2016,

among

ENERGY XXI GULF COAST, INC.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME

PARTIES HERETO,

as the Lenders,

and

WELLS FARGO BANK, N.A.

as the Administrative Agent

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ANNEX I	–	Term Loans
ANNEX II	–	Subsidiaries
ANNEX III	–	Designated Holders
SCHEDULE I	–	Disclosure Schedule
SCHEDULE II	–	Percentages; LIBOR Office; Domestic Office
SCHEDULE III	–	Effective Date L/Cs
SCHEDULE IV	–	Certain Indebtedness
EXHIBIT A-1	–	Form of Revolving Note
EXHIBIT A-2	–	Form of Term Note
EXHIBIT B-1	–	Form of Borrowing Request
EXHIBIT B-2	–	Form of Issuance Request
EXHIBIT C	–	Form of Continuation/Conversion Notice
EXHIBIT D	–	Form of Lender Assignment Agreement
EXHIBIT E	–	Form of Compliance Certificate
EXHIBIT F	–	Form of Guaranty
EXHIBIT G	–	Form of Pledge and Security
Agreement and Irrevocable Proxy
EXHIBIT H	–	Form of Solvency Certificate
EXHIBIT I	–	Form of Certificate

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FIRST LIEN EXIT CREDIT AGREEMENT

THIS FIRST LIEN EXIT CREDIT AGREEMENT, dated as of December 30, 2016, is among ENERGY XXI GULF COAST, INC., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFBNA”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and the Issuers herein identified.

WITNESSETH:

A.           On April 14, 2016 (the “Petition Date”), Energy XXI, Ltd. (“Parent”) and certain of its subsidiaries, including the Borrower and the Subsidiaries listed on Annex II hereto (such Subsidiaries, collectively with Parent and the Borrower, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) for relief under Chapter 11 of Title 11 of the United States Code and commenced their chapter 11 proceedings (the “Chapter 11 Cases”).

B.           The Debtors shall emerge from bankruptcy on the date hereof when the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization (as may be modified, amended, or supplemented from time to time, the “Plan of Reorganization”), which was confirmed by the Bankruptcy Court on December 13, 2016, becomes effective.

C.           The Borrower, EPL Oil & Gas, Inc. (“EPL”), certain lenders (the “Prepetition Lenders”), Wells Fargo Bank, National Association as the administrative agent for the Prepetition Lenders (in such capacity, the “Prepetition Administrative Agent”), certain issuers of letters of credit and certain other parties, are parties to that certain Second Amended and Restated First Lien Credit Agreement, dated as of May 5, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prepetition Credit Agreement”), pursuant to which the Borrower and EPL owe the outstanding obligations (the “Prepetition Obligations”). Several of the other Debtors are guarantors with respect to certain Prepetition Obligations, and the Prepetition Obligations are secured by certain mortgages, security agreements and other similar documents.

D.           Pursuant to the terms of the Plan of Reorganization, the Prepetition Lenders will receive, among other things, from the Borrower interests in a new Term Loan facility in an aggregate principal amount of $73,996,414.08 (the “Term Loan Amount”). In addition, the Debtors have requested that the Prepetition Lenders (i) agree to participation obligations in respect of Letters of Credit in the aggregate outstanding principal amount of $227,742,500 which were issued for the account of the Borrower under the Prepetition Credit Agreement and shall be deemed re-issued and outstanding under this Agreement; and (ii) provide a revolving credit facility. The Prepetition Lenders have agreed to provide these extensions of credit on the terms set forth herein.

E.           In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.          Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an account, chattel paper, or a general intangible or intangible, as applicable, in each case, as such term is defined under the UCC.

“Adjusted PV9%” shall mean at the time of any determination thereof the sum of (i) the PV9% Value at such time, (ii) an amount equal to 50% of Letter of Credit Outstandings at such time in respect of outstanding Letters of Credit directly related to the Borrower’s and the Subsidiary Guarantors’ plugging and abandonment obligations in connection with their Oil and Gas Properties and (iii) 80% of an amount equal to the Borrower’s and the Subsidiary Guarantors’ cash and cash equivalents pledged to secure bonds, surety or similar assurance obligations or undertakings directly related to the Borrower’s and the Subsidiary Guarantors’ plugging and abandonment obligations in connection with their Oil and Gas Properties.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,

(a)          to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(b)          to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Affiliated Lender” shall mean a Lender that is a Designated Holder or any Affiliate thereof (other than the Borrower or any Subsidiary of the Borrower).

“Agent Indemnified Parties” is defined in Section 9.3.

“Aggregate Commitment” means from time to time an amount equal to the aggregate of the Revolving Credit Commitments of each Revolving Lender plus the Term Loan Amount.

“Agreement” means, on any date, this First Lien Exit Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the highest of the determinable of:

(a)          the Base Rate in effect on such day;

(b)          the Federal Funds Rate in effect on such day plus ½ of 1%;

(c)          the Reference LIBO Rate plus 1%; and

(d)          zero.

Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the LIBO Rate (Reserve Adjusted) shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Rate or the LIBO Rate (Reserve Adjusted), respectively.

“Anti-Corruption Laws” means the FCPA, the UK Bribery Act of 2010 and any related or similar laws, rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any member of the Group, or to which any member of the Group is subject.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any governmental agency having jurisdiction over any member of the Group, or to which any member of the Group is subject.

“Applicable Commitment Fee Margin” means, at all times, 0.500%.

“Applicable Law” means with respect to any Person or matter, any United States or foreign, federal, state, regional, tribal or local statute, law, code, rule, treaty, convention, application, order, decree, consent decree, injunction, directive, determination or other requirement (whether or not having the force of law) relating to such Person or matter and, where applicable, any interpretation thereof by a Governmental Authority having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

“Applicable Margin” means, for any day and with respect to all Loans maintained as LIBO Rate Loans, 4.50% per annum, and with respect to all Loans maintained as Base Rate Loans, 3.50% per annum.

“Approved Counterparties” means any counterparty to a Hedging Agreement with the Borrower that at the time it enters into such Hedging Agreement (a) is a Lender or an Affiliate of a Lender or (b) has a credit rating of Baa1 or higher from Moody’s or BBB+ or higher from S&P.

“Approved Engineer” means Netherland, Sewell and Associates, Inc., Ryder Scott Company, L.P., or any other independent petroleum engineer reasonably satisfactory to the Administrative Agent.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“ASC” means the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC).

“Asset Coverage Ratio” means, at any time of determination thereof, the ratio of (i) the Adjusted PV9% to (ii) the outstanding First Lien Debt.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1 or pursuant to the other provisions of this Agreement.

“Available Amount” means on any date (i) prior to the Borrowing Base Initiation Date the lesser of (A) $25,000,000 and (B) an amount equal to the product of (1) 0.50 times (2) the L/C Reduction Amount; and (ii) on or after the Borrowing Base Initiation Date, an amount equal to the lesser of (A) the positive amount, if any, of the difference of (x) the Borrowing Base then in effect minus (y) the sum of (1) the aggregate principal amount of outstanding Loans plus (2) the aggregate Letter of Credit Outstandings and (B) an amount equal to the product of (1) 0.50 times (2) the L/C Reduction Amount; provided that the Available Amount shall never be less than zero.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Obligor by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”) or (f) cash management and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Agreements” means those agreements entered into from time to time by the applicable Obligor with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all Obligations, liabilities, reimbursement Obligations, fees, or expenses owing by any Obligor to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Product Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Regions Bank and its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Administrative Agent shall have received a written notice from such Person identifying such person as a Bank Product Provider and specifying the applicable Bank Product within 10 days after the provision of such Bank Product to any Obligor; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the Obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligation.

“Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same Type and, in the case of LIBO Rate Loans having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3 or the Term Loans, as the case may be.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.8, as the same may be adjusted from time to time in accordance with the terms hereof.

“Borrowing Base Deficiency” is defined in Section 3.1.1(c).

“Borrowing Base Initiation Date” means the first date, if any, on which a Borrowing Base is established and is effective pursuant to Section 2.8.1 (other than pursuant to the first sentence thereof).

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B-1 hereto.

“Business Day” means (a) any day that is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York and (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day that is a Business Day described in clause (a) above, and that is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period that, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by the Borrower and its Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including all capital stock, partnership, membership or other equity interests in such Person), whether now outstanding or issued after the Effective Date and whether or not certificated.

“Capitalized Lease Liabilities” means, with respect to the Borrower, all monetary obligations of the Borrower and the Subsidiary Guarantors under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent and/or UBS (as the case may be) on terms reasonably satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

“Cash Equivalent Investment” means, at any time:

(a)          any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b)          commercial paper maturing not more than 270 days from the date of issue, that is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia, and rated A-1 or higher by S&P or P-1 or higher by Moody’s or (ii) any Lender (or its holding company);

(c)          any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, that is issued by (i) any bank organized under the laws of the United States (or any State thereof), and that has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) any Lender;

(d)          shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (c) of this definition;

(e)          money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a national recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000; or

(f)          any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) that:

(i)          is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii)         has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of Property of the Borrower or any of the Subsidiary Guarantors.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means after the Effective Date (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) (other than a Designated Holder or any Affiliate thereof), representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved or (c) the failure of Borrower to beneficially own, directly or indirectly, 100% of the Equity Interests of any Subsidiary Guarantor other than by reason of a transaction permitted under Section 7.2.9 or Section 7.2.10 of this Agreement.

“Change in Law” is defined in Section 4.5.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means any “Collateral” or “Mortgaged Property” as defined in any Security Document or any other collateral pledged or encumbered by any Obligor pursuant to the Loan Documents to secure all or part of the Obligations.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Borrower and the Subsidiary Guarantors.

“Commitment” means, as the context may require, any Revolving Credit Commitment or Letter of Credit Commitment, as adjusted from time to time in accordance with this Agreement.

“Commitment Amount” means, as the context may require, the Revolving Credit Commitment Amount and the Letter of Credit Commitment Amount.

“Commitment Schedule” means Schedule II attached to this Agreement.

“Commitment Termination Date” means, as the context may require, the Letter of Credit Commitment Termination Date or the Revolving Credit Commitment Termination Date.

“Commitment Termination Event” means

(a)          the occurrence of any Event of Default with respect to the Borrower, described in clauses (a) through (d) of Section 8.1.9; or

(b)          the occurrence and continuance of any other Event of Default and either:

(i)          the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii)         the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders to the Borrower that the Commitments have been terminated.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” is defined in clause (a) of Section 9.10.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Confirmation Order” is defined in Section 5.1.1.

“Consolidated Cash Balance” means, at any time, the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case held by the Borrower and the Subsidiary Guarantors, and not held in a restricted account, a payroll account, tax account, trust account, pension account, royalty account or similar type of account (other than an account that is restricted pursuant to this Agreement or any other Loan Document).

“Consolidated Cash Sweep Date” has the meaning provided in Section 7.1.19.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Borrower and the Subsidiary Guarantors for such period, on a consolidated basis determined in accordance with GAAP; provided that: (1) the Net Income (but not loss) of any Person that is not a Subsidiary Guarantor or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary of the Person; (2) the Net Income of any Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary Guarantor of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary Guarantor or its stockholders, partners or members; (3) the cumulative effect of a change in accounting principles will be excluded; (4) any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; (5) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of ASC 410 or 815, in each case as amended) will be excluded; (6) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded; (7) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge will be excluded; (8) all deferred financing costs written off and premiums paid or other charges in connection with any early extinguishment of Indebtedness will be excluded; and (9) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposed, abandoned, transferred, closed or discontinued operations will be excluded.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit C hereto.

“Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent which provides for the Administrative Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Covered Properties” is defined in Section 7.1.1(m).

“Current Ratio” means the ratio of:

(a)          an amount equal to the sum of the Borrower’s and the Subsidiary Guarantors’ (i) Unrestricted Cash, (ii) accounts receivable that are not more than 120 days past due, and (iii) prepaid expenses to

(b)          an amount equal to the sum of the Borrower’s and the Subsidiary Guarantors’ accounts payable and accrued expenses.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to (i) fund any portion of its Loans within two Business Days, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied, or (ii) participations in Letters of Credit within two (2) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, or any Issuer in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, or participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or has taken any corporate or board or other action seeking or agreeing to the appointment of any such Person, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof. Any determination by the Administrative Agent that a Lender is a Defaulting Lender hereunder shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.

“Default Rate” is defined in Section 3.2.2.

“Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.

“Designated Holder” means any Person set forth on Annex III hereto.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.

“EBITDA” means, with respect to the Borrower and the Subsidiary Guarantors, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining Consolidated Net Income, the sum of (i) amounts attributable to amortization, depletion and depreciation of assets and other non-cash charges, (ii) income and franchise tax expense, (iii) interest expense (whether in cash or non-cash form) for such period, (iv) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, (v) one-time cash commissions, fees or other expenses incurred in connection with Permitted Acquisitions, Investments and Dispositions, (vi) integration costs, severance costs and expenses and one-time compensation costs in connection with any Permitted Acquisition, (vii) extraordinary losses (excluding extraordinary losses from discontinued operations), and (viii) amounts paid to the Administrative Agent, the Lenders, the Issuers and their respective counsels and consultants for fees, costs and expenses relating to the Chapter 11 Cases and in reimbursement of fees, costs and expenses thereof incurred in connection with negotiation, execution and delivery of this Agreement and the other Loan Documents; provided, however, that (i) any calculation of EBITDA hereunder for any applicable period shall be made using an EBITDA for such applicable period calculated on a pro forma basis (inclusive of any acquisitions and/or Disposition, if any, of assets or Equity Interests made during such applicable period as if such acquisitions or Dispositions had been made at the beginning of such applicable period) and the Borrower shall furnish to the Administrative Agent in a form and in detail reasonably satisfactory to the Administrative Agent the financial support for such pro forma calculation, and (ii) the aggregate amount to be included pursuant to the foregoing clauses (v) through (viii) shall not exceed ten percent (10%) of Consolidated Net Income.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.

“Effective Date Certificate” means the certificate executed and delivered by an Authorized Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent pursuant to section 5.1.3.

“Effective Date L/C Outstandings” means the aggregate amount available to be drawn on the Effective Date under the Letters of Credit described on Schedule III on the Effective Date, which amount is $227,742,500.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, the Borrower, any Affiliate of the Borrower (other than an Affiliated Lender that complies with the terms of Section 10.11(h) of this Agreement) or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates (other than an Affiliated Lender that complies with the terms of Section 10.11(h) of this Agreement) or any Defaulting Lender or any of such Defaulting Lender’s Affiliates).

“Environmental Laws” means all applicable foreign, federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“EPL” is defined in recital C.

“Equity Interests” means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“ERISA Affiliate” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under section 414 (b) or 414 (c) of the Code or section 4001(b)(1) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 8.1.

“Excess Cash” has the meaning provided in Section 7.1.19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by the Borrower or a Subsidiary Guarantor) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the outstanding Equity Interests of such class (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary).

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission or any successor entity (or the application or official interpretation of any rule, regulation or order thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 7.1.17 and any other “keepwell, support, or other agreement” for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Guarantors) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“EXXI GIGS Services” means Energy XXI GIGS Services, LLC, a Delaware limited liability company.

“EXXI GOM” means Energy XXI GOM, LLC, a Delaware limited liability company.

“EXXI Holdings” means Energy XXI Holdings, Inc., a Delaware corporation.

“EXXI Insurance” means Energy XXI Insurance Limited, a Bermuda company.

“Exxon Letter of Credit Outstandings” means at any time the Letter of Credit Outstandings in respect of Exxon Letters of Credit.

“Exxon Letters of Credit” means Letters of Credit issued for the benefit of Exxon Corporation or one or more of its Subsidiaries or Affiliates in connection with plugging and abandonment obligations in connection with Oil and Gas Properties acquired therefrom by the Borrower and its Subsidiaries.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as such price is determined in good faith by the Borrower.

“FATCA” means Section 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any applicable Treasury regulations or published administrative guidance promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means The United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for each day during such day to

(a)          the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)          if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

In the event that on any day the Federal Funds Rate determined pursuant to foregoing is less than zero, then for purposes of this Agreement the Federal Funds Rate for such day shall be deemed to be zero.

“Fee Letter” means the Fee Letter, dated December 30, 2016, by and among the Borrower and the Administrative Agent.

“Filing Statements” is defined in Section 5.1.13.

“First Lien Debt” means, as determined on any date without duplication, all then outstanding Obligations, including Obligations in respect of the principal amount of the Loans, any past due interest accrued on the Loans and the stated amount of Letters of Credit pursuant to and under this Agreement and any other Loan Document.

“First Lien Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of

(a)          First Lien Debt outstanding on such day

to

(b)          EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters;

provided, however, that for purposes of the calculation of First Lien Debt for purposes of this definition, First Lien Debt shall not include Letters of Credit to the extent such Letters of Credit are Cash Collateralized.

“Fiscal Quarter” means any period of three consecutive calendar months ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on June 30; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2016 Fiscal Year”) refer to the Fiscal Year ending on June 30 of such calendar year.

“Foreign Subsidiary” means a Subsidiary of the Borrower that is not a U.S. Subsidiary.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“FSHCO” shall mean any U.S. Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“GAAP” is defined in Section 1.5.

“Good Title” means, with respect to any Property, a good and valid title to such Property that is free from reasonable doubt, is superior to any other titles and claims with respect to such Property, and could not be reasonably expected to expose the party who holds such title to the hazards of litigation with respect to the validity and priority of such title.

“Governmental Authority” means the government of the United States or Bermuda, any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Official” means (a) any officer or employee of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, any public international organization or any political party or (b) any candidate for public office.

“Granting Lender” is defined in clause (g) of Section 10.11.

“Group” means the Obligors and their respective Subsidiaries.

“Guarantor” means, collectively, each Subsidiary Guarantor and each other Person that executes and delivers a Guaranty.

“Guaranty” means any guaranty executed and delivered by an Authorized Officer of a Subsidiary Guarantor pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto or otherwise in form and substance reasonably acceptable to the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Hazardous Material” means

(a)          any “hazardous substance”, as defined by CERCLA;

(b)          any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c)          any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable foreign, federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Agreements” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other hedging contract, derivative agreement or other similar agreement or arrangement.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person in respect of transactions under Hedging Agreements.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Highest Lawful Rate” is defined in Section 10.18.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“IFRS” means the “International Financial Reporting Standards” adopted and promulgated by the International Accounting Standards Board, as amended.

“Impermissible Qualification” means any qualification, exception, explanatory paragraph or paragraph of emphasis to the opinion or certification of any independent public accountant as to any financial statement

(a)          that is of a “going concern” or similar nature;

(b)          that relates to the limited scope of examination of matters relevant to such financial statement; or

(c)          that relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, that is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a)          all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made;

(b)          all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, banker’s acceptances, performance, surety or appeal bonds (or similar obligations) issued for the account of such Person;

(c)          all Capitalized Lease Liabilities of such Person;

(d)          all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person;

(e)          net Hedging Obligations of such Person;

(f)          whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (including all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person) (excluding trade accounts payable in the ordinary course of business that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)          obligations arising under Synthetic Leases;

(h)          all Contingent Liabilities of such Person; and

(i)          all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Initial Reserve Report” means the reserve report concerning Oil and Gas Properties of the Borrower and the Subsidiary Guarantors, prepared by the Borrower’s petroleum engineers and then audited by an Approved Engineer dated as of June 30, 2016.

“Interest Expense” means, for any applicable period, the aggregate cash interest expense (both accrued and paid and net of interest income paid during such period to the Borrower and the Subsidiary Guarantors) of the Borrower and the Subsidiary Guarantors for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) (i) in the case of Revolving Loans the day that numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month) or (ii) in the case of Term Loans, the day that numerically corresponds to such date one month thereafter (or if such month has no numerically corresponding day, on the last Business Day of such month), in each of the foregoing cases specified in clauses (i) or (ii) of this definition, as the Borrower may select in its relevant notice pursuant to Section 2.3 or Section 2.4; provided, that, (y) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time that have expiration dates occurring on more than six different dates; and (z) no Interest Period for any Loan may end later than the Stated Maturity Date.

“Investment” means, relative to any Person,

(a)          any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b)          Contingent Liabilities in favor of any other Person; and

(c)          any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or capital thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the Fair Market Value of such property at the time of such Investment.

“ISP Rules” is defined in Section 10.9.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B-2 hereto.

“Issuer” means, as applicable, WFBNA or UBS, in its capacity as an issuer of the Letters of Credit pursuant to the terms of this Agreement. At the request of the Administrative Agent and with the Borrower’s consent (not to be unreasonably withheld), another Lender (with such Lender’s consent) may issue one or more Letters of Credit hereunder.

“L/C Reduction Amount” means, at any time of calculation, the positive difference (if any) of (i) the sum of Effective Date L/C Outstandings in respect of Exxon Letters of Credit minus (ii) the sum of the then Exxon Letter of Credit Outstandings.

“Lender Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D hereto.

“Lenders” as defined in the preamble, and includes, for purposes of the Security Documents only, each Person (other than the Borrower or any Subsidiary of the Borrower) which is entitled to the benefits of Section 10.19 of this Agreement and, in such case, only for the purposes of the applicable Hedging Agreements or Bank Product Agreements entered into by such Person prior to the time such Person ceased to provide any Commitment hereunder.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, response action costs, judgments, suits, proceedings, damages, (including natural resources damages and consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by or asserted or awarded against any Agent, any Lender or any Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a)          any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries or the groundwater thereunder to the extent caused by Releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties or any surrounding areas thereof;

(b)          any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;

(c)          any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or

(d)          the imposition of any Lien for damages (including natural resources damages) caused by, or the recovery of any costs (including response action costs) with respect to, the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” means an Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2 (including the deemed issuance hereunder of the Letters of Credit on Schedule III) and the extension of any expiry date thereof (including via any renewal), and any Lender’s obligation to participate in Letters of Credit pursuant to Section 2.6.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of $227,742,500, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Letter of Credit Commitment Termination Date” means the date that is five Business Days prior to the Revolving Credit Commitment Termination Date.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount that is undrawn and available under all issued and outstanding Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations. The Letter of Credit Outstandings of any Lender (other than a Defaulting Lender to the extent provided in Section 2.10) at any time shall be its Percentage of the Letter of Credit Outstandings at such time.

“LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration Limited (or any other successor thereto) as an authorized information vendor for the purpose of displaying such rates (a “Screen Rate”) for a period most closely approximating such Interest Period (and in an amount approximately equal to the amount of the relevant LIBO Rate Loans). In the absence of a period comparable to the Interest Period being available as a Screen Rate, (a “Discontinued Interest Period”), then (provided there are Screen Rates for other Interest Periods for Dollars) the LIBO Rate shall mean the Interpolated Screen Rate as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. “Interpolated Screen Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate which results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available for Dollars) which is less than the relevant Discontinued Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) which exceeds the relevant Discontinued Interest Period, each as of approximately 11:00 a.m. (London time) two Business Days prior to the commencement of the Discontinued Interest Period, provided, if any such rate is below zero, the LIBO Rate will be deemed to be zero.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded (if not equal to any 1/100 of 1%) upward to the nearest 1/100 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), privilege, charge against or security interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or title retention arrangement, any Capitalized Lease Liability and any assignment, deposit arrangement or financing lease intended as security.

“Liquidity” means at any time an amount equal to the sum of (i) the Available Amount plus (ii) the aggregate amount of all Unrestricted Cash of the Borrower and the Subsidiary Guarantors.

“Loan” means, as the context may require, a Revolving Loan or a Term Loan of any Type.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, each Hedging Agreement between the Borrower and any Approved Counterparty that is or was a Lender or an Affiliate thereof at the time such Approved Counterparty entered into such Hedging Agreement (but only with respect to transactions thereunder entered into when such Approved Counterparty is a Lender or an Affiliate of a Lender hereunder), each Bank Product Agreement between the Borrower and any Bank Product Provider, the Fee Letter, each Security Document, each Guaranty, each Borrowing Request, each Issuance Request and each other agreement delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Material Adverse Effect” means, in light of all circumstances prevailing at the time, a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, performance, or properties of the Borrower and the Subsidiary Guarantors taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document, (c) the ability of the Obligors, taken as a whole, to perform their Obligations under any Loan Document, (d) the legality, validity or enforceability of this Agreement or any other Loan Document or (e) the validity, perfection or priority of Liens with respect to any material portion of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and/or any of the Subsidiary Guarantors in excess of $30,000,000 for any single acquisition or series of related acquisitions of Property together with all other acquisitions consummated during the twelve (12) month period immediately preceding such acquisition.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of hypothecation, debenture, pledge, deed of trust or agreement executed and delivered by any Obligor in favor of the Administrative Agent for itself and as agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement in form and substance reasonably satisfactory to the Administrative Agent, as applicable, under which a Lien is granted on the real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Mortgaged Properties” is defined in Section 7.1.1(m).

“Net Income” means, with respect to the Borrower and the Subsidiary Guarantors, the aggregate of all amounts that would be included as net income (or loss) on the consolidated financial statements of the Borrower and the Subsidiary Guarantors for such period, but shall exclude effects on net income attributable to any current non-cash income or expense (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of ASC 410 and 815, in each case as amended; provided that, for the avoidance of doubt, the calculation of Net Income in each instance shall include any income or expense in respect of the termination of any Hedging Agreement.

“No Less Favorable Terms and Conditions” means, with respect to any Refinancing of any Indebtedness permitted hereunder, terms and conditions that are, taken as a whole, no less favorable to the Lenders in any material respect and evidenced by documentation that shall not (a) increase the principal amount of or interest rate on such outstanding Indebtedness, (b) reduce either the tenor or the average life of such Indebtedness, (c) change the respective primary obligor(s) (in a manner that is more favorable to the obligee(s) thereof) on the Refinanced Indebtedness, (d) change the security, if any, or add any security for the Refinanced Indebtedness (except to the extent that only a subset of existing security is granted to holders of such Refinanced Indebtedness) or (e) afford the holders of such Refinancing Indebtedness other covenants, defaults, rights or remedies, taken as a whole, more burdensome to the obligor(s) than those contained in such Refinanced Indebtedness.

“Non-Consenting Lender” means in connection with any proposed amendment, modification, waiver or termination of a Loan Document requiring the consent of all Lenders, if the consent of at least the Required Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained, any such Lender whose consent is not obtained.

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means any Taxes other than net income, franchise Taxes and branch profits Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-Exxon Letter of Credit” means any Letter of Credit other than an Exxon Letter of Credit.

“Non-Exxon Letter of Credit Outstandings” means, at any time, Letter of Credit Outstandings in respect of Non-Exxon Letters of Credit.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means (i) in the case of a Revolving Loan a promissory note (a “Revolving Note”) of the Borrower payable to a Revolving Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, recorded or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof and (ii) in the case of a Term Loan a promissory note (a “Term Note”) of the Borrower payable to a Term Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, recorded, or otherwise modified from time to time) evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from outstanding Term Loans and also means all other promissory notes accepted from time to time in substitution or renewal thereof.

“NYMEX Pricing” means, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing (or which would have accrued) during the pendency of any proceedings of the type described in clause (c) or (d) in Section 8.1.9, whether or not allowed in such proceeding) on the Loans and such obligations. For sake of clarity, (i) the Obligations shall include all Hedging Obligations of any Obligor in respect of transactions under Hedging Agreements and all Bank Product Obligations under Bank Product Agreements entered into with any Lender or Affiliate of any Lender at the time such Lender is a Lender hereunder or in effect between such Obligor and such Lender or such Affiliate of any Lender on the Effective Date, as applicable and (ii) the Bank Product Obligations shall be deemed to be Obligations and “Secured Obligations” under the Security Documents. Notwithstanding the foregoing, with respect to any Obligor (other than Borrower), the term “Obligation” shall not include Excluded Swap Obligations.

“Obligor” means, as the context may require, the Borrower and each other Person that is a Subsidiary of the Borrower that is obligated under any Loan Document.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organic Document” means, relative to any Obligor, as applicable, its certificate or articles of incorporation, articles and memorandum of association, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and similar or comparable agreement or certificate, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, any Revolving Credit Extension, any Term Loan or any Loan Document.

“Participant” is defined in clause (d) of Section 10.11.

“Participant Register” is defined in clause (e) of Section 10.11.

“PATRIOT Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, the percentage set forth opposite such Lender in the Commitment Schedule, or, as the case may be, in the Lender Assignment Agreement pursuant to which such Lender became a party to this Agreement.

“Permitted Acquisition” means any acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by the Borrower or any Subsidiary Guarantor from any Person of a business in which all of the following conditions are satisfied:

(a)          the Borrower shall have submitted to the Administrative Agent at least 15 days (or such shorter period of time as the Administrative Agent may agree to in its sole discretion or such longer period of time as may be required by the Lenders if an increase to the Borrowing Base is requested in connection therewith) prior to the consummation of such acquisition, (i) a business description of the business or assets being acquired, (ii) either (A) with respect to the acquisition of a Person whose primary business or assets involve the exploration or production of Hydrocarbons, reserve reports in form and substance reasonably satisfactory to the Administrative Agent together with lease operating statements and other financial information regarding such Person, all as reasonably requested by the Administrative Agent or (B) with respect to any other acquisition, the most recently available audited financial statements of the business or assets being acquired (or such other financial information as reasonably acceptable to the Administrative Agent), and (iii) an executive overview outlining the rationale for such acquisition and a summary of the terms of the acquisition, all in reasonable detail;

(b)          the assets, Capital Securities or business being acquired, will be located, incorporated and/or doing business in the United States (or located in the offshore area in the Gulf of Mexico over which the United States of America and the Bureau of Ocean Energy Management, Regulation and Enforcement, United States Department of the Interior assert jurisdiction);

(c)          Borrower shall have delivered a certificate certifying that before and after giving effect to such acquisition, the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made unless such representation or warranty contains a materiality qualifier in which event such representation or warranty shall be true and correct in all respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date unless such representation or warranty contains a materiality qualifier in which event such representation or warranty shall be true and correct in all respects as of such earlier date) and no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom;

(d)          to the extent the covenants set forth in Section 7.2.4 are being tested at such time, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology that is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition as if such Permitted Acquisition had occurred on the first day of the period of four Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter for which a Compliance Certificate has been delivered pursuant to clause (c) of Section 7.1.1 and evidencing compliance with the covenants set forth in Section 7.2.4, such pro forma adjustments being reasonably satisfactory to the Administrative Agent;

(e)          no proceeds of any Loan or Letter of Credit shall be used to fund such acquisition;

(f)          unless the acquisition is being paid in the form of, or with the proceeds from any issuance of, common Equity Interests of the Borrower, the First Lien Leverage Ratio as of the date of the acquisition (giving effect thereto on a pro forma basis) must not be greater than 3.50 to 1.00 and the Borrower must have Liquidity of at least $50,000,000 as of the date of the acquisition (giving effect thereto);

(g)          if such acquisition is a Material Acquisition, such acquisition is acceptable to the Administrative Agent, acting reasonably; and

(h)          the Borrower shall deliver within 30 days after such Permitted Acquisition (i) a certificate showing the present discounted value of the Borrower’s and the Subsidiary Guarantors’ Oil and Gas Properties (after giving effect to such Permitted Acquisition) that constitute Mortgaged Properties and, (ii) if necessary for the Borrower and the Subsidiary Guarantors’ to remain in compliance with Section 7.1.11, the Borrower shall deliver counterparts of Mortgages or amendments and/or supplements to the Mortgages, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by the applicable Obligors in a sufficient number of counterparts for the due recording in each applicable recording office, granting to the Administrative Agent (or a trustee appointed by the Administrative Agent) for the benefit of the Secured Parties first and prior Liens (subject to Liens permitted by Section 7.2.3) on the Oil and Gas Properties subject of such Permitted Acquisition, as well as such other agreements, documents and other writings as may be reasonably requested by the Administrative Agent, including, without limitation, UCC-1 financing statements, authorizing resolutions, tax affidavits and applicable department of revenue documentation related thereto.

“Person” means any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in clause (b) of Section 9.10.

“Pledge and Security Agreement” means the Pledge and Security Agreement and Irrevocable Proxy executed and delivered by an Authorized Officer of the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit G hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Prepetition Credit Agreement” is defined in recital A.

“Proceeds Account” is defined in Section 7.1.10.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” is defined in Section 2.8.1.

“Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Reserve Definitions.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Reserve Definitions.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (the “Reserve Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Reserve Definitions.

“PV9% Value” means, as of any Test Date the net present value, determined using a discount rate of nine percent (9%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Subsidiary Guarantors’ collective interest in the Proved Reserves attributable to the Borrower’s and the Subsidiary Guarantors’ Oil and Gas Properties described in the then most recent Reserve Report delivered to the Administrative Agent pursuant to this Agreement, for the period commencing on the day after such Test Date through the remaining expected economic lives of such Oil and Gas Properties; provided, however that for purposes of the calculation of Adjusted PV9%, not more than 30% of the Adjusted PV9% shall be attributable to Oil and Gas Properties described in such Reserve Report as Proved Undeveloped Reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes and for operating, gathering, transportation and marketing costs, required for the production and sale of Hydrocarbons from such Oil and Gas Properties, (b) the pricing assumptions used in determining PV9% Value for any Oil and Gas Properties shall be based upon the Strip Price, adjusted in a manner reasonably acceptable to the Administrative Agent to reflect the Borrower’s Hedging Agreements with Secured Parties in respect of forecasted production from Proved Reserves from such date after such Test Date and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent. The amount of PV9% Value at any time shall be calculated on a pro forma basis for  dispositions and acquisitions of Oil and Gas Properties consummated since the date of the Reserve Report most recently delivered pursuant to this Agreement (provided that, in the case of any such acquisition or disposition, as the case may be, the Administrative Agent shall have received a Reserve Report evaluating the Proved Reserves attributable to the Oil and Gas Properties subject thereto and if such acquisition is a Material Acquisition, such Reserve Report shall be prepared by an Approved Petroleum Engineer).

“Qualified ECP Guarantor” means, at any time, each Guarantor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Reference LIBO Rate” means, as of any day, a rate of interest per annum equal to the quotient of (a) the LIBO Rate (for a one-month Interest Period) on such day or, if such day is not a Business Day, the immediately preceding Business Day, divided by (b) one minus the LIBOR Reserve Percentage (expressed as a decimal) applicable to such Interest Period on such day; provided that for the avoidance of doubt, the Reference LIBO Rate for any day shall be based on the LIBO Rate determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits in Dollars as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited as an authorized information vendor for the purpose of displaying such rates.

“Refinance, Refinancing or Refinanced” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund, such Refinanced Indebtedness; provided that such Indebtedness is on No Less Favorable Terms and Conditions than the Indebtedness so Refinanced.

“Register” is defined in clause (a) of Section 2.7.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Release” means a “release”, as such term is defined in CERCLA or any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” is defined in Section 4.6(g).

“Replacement Notice” is defined in Section 4.6(g).

“Required Borrowing Base Lenders” means, at any time, Lenders (that are not at such time Defaulting Lenders) holding not less than 67% of the Total Exposure Amount of all Lenders (that are not at such time Defaulting Lenders); provided that notwithstanding the foregoing, the determination for the initial Borrowing Base pursuant to Section 2.8.1 and for any redetermination of the Borrowing Base thereafter resulting in an increase of the Borrowing Base from the Borrowing Base in effect immediately prior to such redetermination of the Borrowing Base, the Required Borrowing Base Lenders means all of the Lenders.

“Required Lenders” means, at any time, Lenders (that are not at such time Defaulting Lenders) holding not less than 51% of the Total Exposure Amount of all Lenders (that are not at such time Defaulting Lenders).

“Required Percentages” is defined in Section 7.1.11.

“Reserve Report” means the Initial Reserve Report and each other report setting forth, as of each December 31st or June 30th (or such other date as required pursuant to Section 2.8 and the other provisions of this Agreement), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiary Guarantors, together with a projection of the rate of production and future net income, severance and ad valorem taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at such time provided that each such report hereafter delivered must (a) separately report on the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves of the Borrower and the Subsidiary Guarantors, (b) take into account the Borrower’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (c) identify and take into account any “overproduced” or “under-produced” status under gas balancing arrangements, and (d) contain information and analysis comparable in scope to that customarily and ordinarily provided by the Borrower except that there shall be no requirement to include any information regarding probable and possible reserves, any field descriptions, or other information other than the numerical output from the proved reserve calculations and summary information to the reasonable satisfaction of the Administrative Agent.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Party” means a Person that is: (i) listed on, or owned or controlled by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a US Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (b) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any Subsidiary or otherwise.

“Revolving Credit Commitment” means, as to any Lender, the obligations of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender’s name under the heading “Revolving Credit Commitment” on the Commitment Schedule, or, as the case may be, in the Lender Assignment Agreement pursuant to which such Lender became a party to this Agreement, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Commitment Amount” means, at any time, the aggregate of the Revolving Credit Commitments of the Lenders at such time. The Revolving Credit Commitment Amount on the Effective Date is $227,742,500.

“Revolving Credit Commitment Termination Date” means the earliest of

(a)          the Stated Maturity Date;

(b)          the date on which the Aggregate Commitment is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c)          the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Revolving Credit Commitments shall terminate automatically and without any further action.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its participations in Letter of Credit Outstandings at such time.

“Revolving Credit Extension” means, as the context may require,

(a)          the making of a Revolving Loan by a Revolving Lender (which shall not include the continuation or conversion of any Type of existing Loan); or

(b)          the issuance of any Letter of Credit (including the deemed issuance hereunder of the Letters of Credit set forth on Schedule III), or the extension or renewal (including by autorenewal) of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

“Revolving Lender” is defined in clause (a) of Section 2.1.1(a).

“Revolving Loans” is defined in clause (i) of Section 2.1.1(a).

“Revolving Note” has the meaning provided in clause (i) of the definition of Note.

“S&P” means Standard & Poor’s Global Ratings, or any successor thereto.

“Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or any member state thereof; (iv) the United Kingdom; (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the United States Department of State, and Her Majesty's Treasury (“HMT”); or (vi) any jurisdiction in which any member of the Group operates (together, the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Issuers, (c) the Administrative Agent, and (d) each Approved Counterparty to a Hedging Agreement and each Bank Product Provider party to a Bank Product Agreement with the Borrower (or any of its Subsidiaries that is a Subsidiary Guarantor) that is or was a Lender or an Affiliate thereof at the time such Approved Counterparty entered into such Hedging Agreement or such Bank Product Provider entered into such Bank Product Agreement, as the case may be (provided that such Approved Counterparty or Bank Product Provider, as the case may be, is a Secured Party only for purposes of each such Hedging Agreement or Bank Product Agreement, as the case may be, so entered or such Hedging Agreement or Bank Product Agreement, as the case may be, as was in effect and not for any Hedging Agreement or Bank Product Agreement, as the case may be, entered into after such Approved Counterparty or Bank Product Provider, as the case may be, ceases to be a Lender or Affiliate thereof), and in each case each of their respective successor, transferees and assigns.

“Security Agreement” means the Pledge and Security Agreement, together with any other pledge or security agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Security Documents” means each Mortgage and Mortgage supplement, each Security Agreement, each Guaranty, each Control Agreement delivered pursuant to the terms of the Loan Documents, and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, control agreements, financing statements, continuation statements, extension agreements and other agreements or instruments, supplements, amendments or other modifications to any of the foregoing now, heretofore, or hereafter delivered by any Obligor to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Obligor’s other duties and obligations under the Loan Documents.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including Contingent Liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, (d) the realizable value of such Person’s assets is equal to or greater than the aggregate of its liabilities and stated capital of all classes of Capital Securities and (e) such Person and its Subsidiaries on a consolidated basis is not engaged in a business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“SPC” is defined in clause (g) of Section 10.11.

“Specified Loan Party” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 7.1.17).

“Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means December 30, 2019.

“Stipulated Borrowing Base” means at any time the positive difference, if any, of (i) the Borrowing Base then in effect minus (ii) the sum of (A) the aggregate principal amount of outstanding Term Loans plus (B) the aggregate Exxon Letter of Credit Outstandings; provided that notwithstanding the foregoing, (i) at no time during the period from the Borrowing Base Initiation Date to and including the date that is six months following the Borrowing Base Initiation Date shall the Stipulated Borrowing Base be less than the greater of (A) the lesser of (1) $25,000,000 or (2) the then L/C Reduction Amount times 0.50 and (B) the Effective Date L/C Outstandings in respect of Non-Exxon Letters of Credit at such time and (ii) at no other time other than during the period described in the foregoing clause (i) shall the Stipulated Borrowing Base be less than zero.

“Strip Price” shall mean, at any time, (a) for the remainder of the then-current calendar year, the average NYMEX Pricing for the remaining months in such calendar year, (b) for each of the succeeding four complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for each succeeding complete calendar year thereafter, the average NYMEX Pricing for the twelve months in such fifth calendar year.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Stock of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that has executed and delivered a Guaranty. For the avoidance of doubt, EXXI Insurance, EXXI GIGS Services and EXXI Holdings are not Subsidiary Guarantors.

“Swap Obligations” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to the Administrative Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.

“Term Loan” has the meaning assigned to such term in Section 2.1(c).

“Term Loan Amount” has the meaning provided in Recital D.

“Term Note” has the meaning provided in clause (ii) of the definition of Note.

“Termination Date” means the date that all Obligations (other than contingent indemnity obligations for which no claim has been made) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Hedging Agreements secured or purported to be secured by the Security Documents have been terminated and all Commitments shall have terminated.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority applicable to the Borrower or any of its Subsidiaries addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations applicable to the Borrower or any of its Subsidiaries promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Test Date” means the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2018.

“Total Exposure Amount” means, on any date of determination (and without duplication), the sum of the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and unpaid Reimbursement Obligations and the unutilized amount of the Revolving Credit Commitments.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UBS” means UBS AG, Stamford Branch.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection or priority.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Unrestricted Cash” means cash and cash equivalents that are (i) held in an account that is the subject of a Control Agreement in favor of the Administrative Agent, (ii) not subject to any Lien in priority to the Liens of the Secured Parties (other than Liens permitted by Section 7.2.3(f), (h), (j) or (m)) and (iii) not held in a restricted account, a payroll account, tax account, trust account, pension account, royalty account or similar type of account (other than an account that is restricted as required under this Agreement or any other Loan Document).

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors, managers or other voting members of the governing body of such Person under ordinary circumstances.

“WFBNA” is defined in the Preamble.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by Applicable Law) is owned directly or indirectly by the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.          Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule and other schedules and exhibits hereto and thereto.

Section 1.3.          Cross-References and Other Provisions Relating to Terms. Unless otherwise specified, (a) references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition; (b) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (c) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (d) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents; and (f) any affirmative or negative covenant binding on the Borrower shall also bind the Subsidiaries of the Borrower and any representation or warranty made by or with respect to the Borrower shall include the Borrower’s Subsidiaries.

Section 1.4.          Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document in accordance with the Loan Documents, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.5.          Accounting and Financial Determinations.

(a)          Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles in effect in the United States (“GAAP”) applied on a consistent basis. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and the Subsidiary Guarantors, in each case without duplication.

(b)          As of the date of determination of the Current Ratio or the First Lien Leverage Ratio (and any financial calculations required to be made or included within such ratios, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to the definition of “Permitted Acquisition”), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any domestic assets or businesses that have been acquired or Disposed of by the Borrower or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Borrower on a pro forma basis in accordance with GAAP, which determination may include one-time adjustments or reductions in costs, if any, directly attributable to any such permitted Disposition or domestic acquisition, as the case may be, in each case (i) calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended from time to time, and any successor statute, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any such ratios (without giving effect to any cost-savings or adjustments relating to synergies resulting from a domestic acquisition except as the Administrative Agent shall otherwise agree) and (ii) giving effect to any such domestic acquisition or permitted Disposition as if it had occurred on the first day of such four Fiscal Quarter period. For purposes of this Section 1.5(b), “domestic” shall mean in the United States (or located in the offshore area in the Gulf of Mexico over which the United States of America and the Bureau of Ocean Energy Management, Regulation and Enforcement, United States Department of the Interior (including its predecessor agency, the Mineral Management Services) assert jurisdiction.

ARTICLE 2.

COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES, NOTES AND LETTERS OF CREDIT

Section 2.1.          Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Revolving Credit Extensions as set forth below.

Section 2.1.1           Revolving Credit Commitment; Term Loans. (a)  (i) From time to time on any Business Day occurring on or after the Effective Date but prior to the Revolving Credit Commitment Termination Date, each Lender that has a Revolving Credit Commitment (referred to as a “Revolving Lender”) severally agrees that it will make loans (relative to such Lender, its “Revolving Loans”) to the Borrower in an aggregate amount equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such day.

(b)          The Borrower may from time to time borrow, prepay and reborrow Revolving Loans. No Revolving Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (i) such Lender’s Revolving Credit Exposure would exceed such Lender’s Revolving Credit Commitment; (ii) such Lender’s Revolving Loans plus its Percentage of the Non-Exxon Letter of Credit Outstandings would exceed such Lenders’ Percentage of the Available Amount then in effect; (iii) the aggregate Revolving Credit Exposures of all Lenders would exceed the Revolving Credit Commitment Amount; or (iv) the aggregate amount of outstanding Revolving Loans plus Non-Exxon Letter of Credit Outstandings would exceed the Available Amount then in effect.

(c)          As of the date hereof, each Lender set forth in Annex I to this Agreement holds a term loan to the Borrower (collectively the “Term Loans”) in the amount set forth opposite its name in Annex I which Term Loans are Base Rate Loans on the Effective Date. No amount paid or prepaid on the Term Loans may be reborrowed (provided that the Borrower may borrow amounts of Revolving Loans that may become available for borrowing pursuant to any such payment of Term Loans).

Section 2.1.2           Letter of Credit Commitment. From time to time on any Business Day occurring from the Effective Date until the Letter of Credit Commitment Termination Date, each Issuer agrees that it will

(a)          issue one or more standby letters of credit (relative to such Issuer, its “Letter of Credit”) for the account of the Borrower (which can be issued in the name of a Subsidiary Guarantor) in the Stated Amount requested by the Borrower on such day; or

(b)          extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder subject to the provisions of Section 2.6.

All Letters of Credit set forth on Schedule III shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms hereof, but otherwise having the same issuer(s), face amount, maturity date and general terms as previously specified in such outstanding letter(s) of credit issued pursuant to the Prepetition Credit Agreement and outstanding as of the Effective Date. No Issuer shall be permitted or required to extend any Letter of Credit described in Schedule III if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the aggregate Revolving Credit Exposures of all Lenders would exceed the Revolving Credit Commitment Amount. No Issuer shall be permitted or required to issue any Non-Exxon Letter of Credit and no Lender is required to purchase a participation in a Non-Exxon Letter of Credit if, after giving effect thereto (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the aggregate amount of outstanding Revolving Loans plus Non-Exxon Letter of Credit Outstandings would exceed the Available Amount then in effect. No Issuer shall be required to issue any Letter of Credit if, after giving effect thereto, such Issuer’s Letter of Credit Outstandings would exceed an amount equal to the amount of the Letter of Credit Outstandings on the Effective Date of the Letters of Credit issued by such Issuer.

Section 2.2.          Termination of Commitments and Reduction of the Commitment Amount. Unless previously terminated, the Revolving Credit Commitment shall terminate on the Revolving Credit Commitment Termination Date and on such date the Revolving Credit Commitment shall be zero, and the Letter of Credit Commitment shall terminate on the Letter of Credit Commitment Termination Date and on such date the Letter of Credit Commitment Amount shall be zero. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of any Commitment Amount on the Business Day so specified by the Borrower; provided that, (a) all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, (b) any reduction of any Commitment Amount shall be in a minimum amount of $500,000 and in an integral multiple of $500,000 unless such reduction is in the full amount of the remaining available Commitment Amount, (c) the Borrower shall not terminate or reduce (i) the Aggregate Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Exposure Amount of all Lenders would exceed the Aggregate Commitment, (ii) the Revolving Credit Commitment Amount if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Revolving Credit Exposures of all Lenders would exceed the Revolving Credit Commitment Amount or (iii) the Letter of Credit Commitment Amount if, after giving effect thereto, the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount and (d) all such reductions of the Revolving Commitment Amount shall proportionately reduce the Revolving Credit Commitment of each Lender. On each date that the Exxon Letter of Credit Outstandings is less than the Exxon Letter of Credit Outstandings on the previous day due to the termination or expiration of an Exxon Letter of Credit that is not being renewed, extended or replaced, the Aggregate Commitment and the Revolving Credit Commitment Amount shall automatically and permanently reduce without any further action by the Borrower, the Administrative Agent, the Issuer, any Lender or any other Person by an amount equal to the product of (x) 0.50 times (y) the amount that the Exxon Letter of Credit Outstandings on such day is less than the amount of Exxon Letter of Credit Outstandings on the previous day due to such circumstance. Any optional or mandatory reduction of the Aggregate Commitment pursuant to the terms of this Agreement that reduces the Aggregate Commitment below the Letter of Credit Commitment Amount, shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount (as directed by the Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Aggregate Commitment) to an aggregate amount not in excess of the Aggregate Commitment, as so reduced.

Section 2.3.          Borrowing Procedure. Loans shall be made by the Lenders in accordance with Section 2.3.1.

Section 2.3.1           Borrowing Procedure. In the case of Revolving Loans, by delivering a Borrowing Request to the Administrative Agent on or before noon, New York time, on a Business Day, the Borrower, may from time to time irrevocably request, on the same Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, (a) in the case of LIBO Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $500,000, (b) in the case of Base Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $500,000 or, in either case, in the unused amount of the Available Amount; provided, that no LIBO Rate Loans may be advanced when any Default or Borrowing Base Deficiency has occurred and is continuing. Each such irrevocable request may be made by telephone confirmed promptly by hand delivery, electronic mail or facsimile to the Administrative Agent of the applicable Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. In the case of Revolving Loans, on or before 11:00 a.m., New York time, on such Business Day (or 3:00 p.m., New York time, in the case of a Base Rate Loan requested on the same Business Day), each Lender that has a Revolving Credit Commitment shall deposit with the Administrative Agent same day funds in an amount equal to such Revolving Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Revolving Lenders. To the extent funds are received from the Revolving Lenders, the Administrative Agent shall make such funds available to the Borrower, by wire transfer to the accounts the Borrower, shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

Section 2.4.          Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before noon, New York time, on a Business Day, the Borrower, may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Loans being converted into Base Rate Loans or three Business Days’ notice in the case of Loans being converted into LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and an integral multiple of $500,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans, or in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided that, (a) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Event of Default or Borrowing Base Deficiency has occurred and is continuing. Each such irrevocable request may be made by telephone confirmed promptly by hand delivery, electronic mail or facsimile to the Administrative Agent of the applicable Continuation/Conversion Notice. The conversion of a Base Rate Loan into a LIBO Rate Loan or a LIBO Rate Loan into a Base Rate Loan shall not effect a novation of the Loan so converted.

Section 2.5.          Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that, such election shall not result in any increased cost or expense to the Borrower, such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower, to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

Section 2.6.          Issuance Procedures and Provisions. By delivering to the Administrative Agent an Issuance Request on or before noon, New York time, on a Business Day, the Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the applicable Issuer, in its sole discretion), that an Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrower and approved by such Issuer, solely for the purposes described in Section 7.1.7; provided that no extension shall (i) cause a Letter of Credit to expire on a date that is later than the Letter of Credit Commitment Termination Date or (ii) (unless otherwise agreed to by the applicable Issuer in its sole discretion) be for a period in excess of one year. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (a) the Letter of Credit Commitment Termination Date or (b) (unless otherwise agreed to by an Issuer, in its sole discretion), one year from the date of its issuance; provided, however, that a Letter of Credit may, upon the request of the Borrower and subject to the agreement of the Issuer to the terms thereof, include a provision whereby unless the Issuer shall notify the beneficiary to the contrary such Letter of Credit may be renewed automatically for additional consecutive periods of 12 months or less (but in no event beyond the Letter of Credit Commitment Termination Date). Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit that it issues.

Section 2.6.1           Other Lenders Participation. Upon the issuance, extension, renewal or replacement of each Letter of Credit, and with respect to outstanding letters of credit under the Prepetition Credit Agreement that became Letters of Credit hereunder, and without further action, each Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage as in effect as applicable at such time and from time to time, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto). Unless such Reimbursement Obligation has been satisfied through the making of a Loan pursuant to Sections 2.6.2 and 2.6.3 below, such Lender shall, to the extent of its Percentage as in effect as applicable at such time and from time to time, be responsible for paying to each Issuer for Reimbursement Obligations that have not otherwise been reimbursed by the Borrower in accordance with Section 2.6.3 within one Business Day of receiving notice from the Issuer for Reimbursement Obligations that have not been reimbursed by the Borrower in accordance with Section 2.6.3 (with the terms of this Section surviving the termination of this Agreement). In addition, such Lender shall, to the extent of its Percentage as in effect as applicable at such time and from time to time, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.4 with respect to each Letter of Credit and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has paid an Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

Section 2.6.2           Disbursements. An Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 1:00 p.m., New York time, on the Disbursement Date if the Borrower shall have received such notice of such Disbursement on or prior to 10:00 a.m., New York time, or, if the Borrower shall have received such notice of Disbursement after 10:00 a.m., New York time, on the Disbursement Date then not later than 1:00 p.m., New York time, on the first Business Day following the Disbursement Date, the Borrower will pay to the Administrative Agent for the account of the applicable Issuer, all amounts that such Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Subsidiary Guarantor).

Section 2.6.3           Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse the applicable Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse the applicable Issuer, each Lender’s obligation under Section 2.6.1, to pay such amounts to such Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided that, after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the applicable Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) on the part of such Issuer.

Section 2.6.4           Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default under clauses (a) through (d) of Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

(a)          the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b)          the Borrower shall be immediately obligated to reimburse the Issuers for the amount deemed to have been so paid or disbursed by such Issuers.

Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, and held as collateral security for the Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuers and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.6.4 shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by Applicable Law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment that the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuers, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest, if any, on such deposit shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuer for Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. When all Events of Default giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section that have not been applied to the satisfaction of the Reimbursement Obligations or the Obligations.

Section 2.6.5           Nature of Reimbursement Obligations. The Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) shall be responsible for:

(a)          the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)          the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)          failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)          errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e)          any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment) shall be binding upon each Obligor and each such Lender, and shall not put such Issuer under any resulting liability to any Obligor or any Lender, as the case may be. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND SPECIFICALLY WITH REFERENCE TO THE PROVISIONS OF SECTIONS 2.6.3 AND 2.6.5, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH ISSUER BE REIMBURSED OR INDEMNIFIED IN THE CASE OF, AND NOT BE LIABLE FOR, ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 2.6.6           Replacement of an Issuer. Any Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuer and the successor Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuer pursuant to Section 3.3. From and after the effective date of any such replacement, (a) the successor Issuer shall have all the rights and obligations of the replaced Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuers, or to such successor and all previous Issuers, as the context shall require. After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.6.7           Cash Collateral. The Borrower shall Cash Collateralize all Letter of Credit Outstandings to the extent required by the terms of this Agreement, including without limitation, Sections 3.1.1, 4.7, 7.1.4, 7.1.19, 7.2.10, 8.2 and 8.3. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuers and the Lenders, a security interest in all cash and deposit account balances provided in connection with such Cash Collateralization and all proceeds of the foregoing. Such cash and deposit account balances with respect to Letters of Credit shall be maintained in blocked, non-interest bearing deposit accounts with (or on behalf of) the Administrative Agent and/or the Issuer (as the case may be). Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under Applicable Law, to reimburse the appropriate Issuer.

Section 2.7.          Register; Notes. The Register shall be maintained on the following terms.

(a)          The Borrower hereby designates the Administrative Agent to serve as its agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitments, the Loans made by each Lender and each repayment in respect of the principal amount (and stated interest) of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(b)          The Borrower agrees that, upon the request of any Lender, the Borrower will execute and deliver to such Lender a Revolving Note or Term Note, as applicable, evidencing the Loans made by, and payable to, such Lender in a maximum principal amount equal to such Lender’s Percentage of the applicable Commitment Amount or the aggregate principal amount of outstanding Term Loans, as applicable. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

Section 2.8.          Borrowing Base.

Section 2.8.1           Initial Borrowing Base. As of the Effective Date, the parties hereto agree that, until such time as the Borrowing Base is otherwise determined in accordance with the terms and provisions of this Section 2.8, the Borrowing Base shall be an amount equal to the lesser of (A) $25,000,000 and (B) an amount equal to the product of 0.50 times the L/C Reduction Amount. The Borrower shall have the right to request that the Administrative Agent and the Lenders establish the initial Borrowing Base under this Agreement by providing a written request that the Administrative Agent and the Lenders establish a Borrowing Base pursuant to this Section 2.8.1. In connection with such request the Borrower shall furnish to the Administrative Agent and the Lenders such data and other information and engineering and geological data reasonably requested by the Administrative Agent. Within fifteen (15) days after the receipt of such information, the Administrative Agent shall make an initial determination of a Borrowing Base (the “Proposed Borrowing Base”), based upon the most recent Reserve Report delivered pursuant hereto and the other information and data delivered pursuant hereto and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the Proposed Borrowing Base. Such initial determination made by the Administrative Agent shall be so made by the Administrative Agent in the exercise of its sole discretion in accordance with the Administrative Agent’s customary practices and standards for oil and gas lending as they exist at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Commitment. After having received notice of such proposal by the Administrative Agent, each Lender shall have fifteen (15) days to approve or disapprove such proposal. If, at the end of such fifteen (15) days, any Lender has not communicated to the Administrative Agent its approval or disapproval, such failure to respond shall be deemed to be an approval of the Proposed Borrowing Base. If the Required Borrowing Base Lenders fail to approve such determination of the Proposed Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Required Borrowing Base Lenders for purposes of this Section 2.8.1 (it being understood that each Lender is deemed to have agreed to any and all Borrowing Base amounts that are lower than the amount actually agreed to by such Lender) and, subject to the last sentence of this Section 2.8.1, such amount shall become the Borrowing Base effective immediately. Upon agreement by the Administrative Agent and the Required Borrowing Base Lenders of the Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the Borrowing Base available to the Borrower. Such Borrowing Base shall remain in effect until the next determination or redetermination or adjustment of the Borrowing Base in accordance with this Agreement.

Section 2.8.2           Annual Scheduled Determinations of the Borrowing Base.

(a)          Promptly after June 30 of each calendar year, (whether before or after the Borrowing Base Initiation Date) commencing June 30, 2017, and in any event prior to September 1, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent, prepared by an Approved Engineer, which Reserve Report shall set forth the proven and producing oil and gas reserves attributable to the Oil and Gas Properties owned directly by the Borrower and the Subsidiary Guarantors and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on pricing assumptions consistent with SEC reporting requirements at the time, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request.

(b)          If such June 30 of any calendar year is on or after the Borrowing Base Initiation Date, within fifteen (15) days after receipt of such Reserve Report and all such information, the Administrative Agent shall make an initial determination of a Borrowing Base, and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the proposed Borrowing Base. Such initial determination made by the Administrative Agent shall be so made by the Administrative Agent in the exercise of its sole discretion in accordance with the Administrative Agent’s customary practices and standards for oil and gas lending as they exist at the particular time. In no event shall the Proposed Borrowing Base exceed the sum of (x) the aggregate of the Revolving Loan Commitments of the Lenders plus (y) the aggregate outstanding principal amount of the Term Loans. After having received notice of such proposal by the Administrative Agent, each Lender shall have fifteen (15) days to approve or disapprove such proposal. If, at the end of such fifteen (15) days, any Lender has not communicated to the Administrative Agent its approval or disapproval, such failure to respond shall be deemed to be an approval of the new or reaffirmed Borrowing Base proposed by the Administrative Agent. If the Required Borrowing Base Lenders fail to approve on any such determination of the proposed Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Required Borrowing Base Lenders for purposes of this Section 2.8.2 (it being understood that each Lender is deemed to have agreed to any and all Borrowing Base amounts that are lower than the amount actually approved to by such Lender) and, subject to the last sentence of this Section 2.8.2, such amount shall become the new Borrowing Base effective on the date specified in this Section 2.8. Upon agreement by the Administrative Agent and the Required Borrowing Base Lenders of the Borrowing Base, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the Borrowing Base available to the Borrower. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such Borrowing Base shall remain in effect until the next determination or redetermination or adjustment of the Borrowing Base in accordance with this Agreement. Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of the Required Borrowing Base Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time.

Section 2.8.3           Semi-Annual Scheduled Determination of the Borrowing Base.

(a)          Promptly after December 31 of each calendar year, commencing December 31, 2016, and in any event prior to March 1 of each calendar year, (whether before or after the Borrowing Base Initiation Date) the Borrower will make available for review by the Administrative Agent a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers, which report shall be dated as of December 31 of such calendar year and shall set forth the proven and producing oil and gas reserves attributable to the Oil and Gas Properties owned directly by the Borrower and the Subsidiary Guarantors and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on pricing assumptions consistent with SEC reporting requirements at the time, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request.

(b)          If such December 31 of any calendar year is on or after the Borrowing Base Initiation Date, within fifteen (15) days after receipt of such Reserve Report and all such information the Administrative Agent shall make an initial determination of a Proposed Borrowing Base, and upon such initial determination shall promptly notify the Lenders in writing of initial determination of the proposed Borrowing Base. Such initial determination shall be made in the same manner and be subject to the same approvals as prescribed above with respect to the annual review, and likewise the Administrative Agent shall communicate the results of such initial determination to the Lenders. After having received notice of such proposal by the Administrative Agent, each Lender shall have fifteen (15) days to approve or disapprove such proposal. If, at the end of such fifteen (15) days, any Lender has not communicated to the Administrative Agent its approval or disapproval, such failure to respond shall be deemed to be an approval of the new or reaffirmed Borrowing Base proposed by the Administrative Agent. If the Required Borrowing Base Lenders fail to approve any such determination of the proposed Borrowing Base made by the Administrative Agent hereunder in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest proposed Borrowing Base then acceptable to the Required Borrowing Base Lenders for purposes of this Section 2.8.3 (it being understood that each Lender is deemed to have agreed to any and all Borrowing Base amounts that are lower than the amount actually approved to by such Lender) and, subject to the last sentence of this Section 2.8.3, such amount shall become the new Borrowing Base, effective on the date specified in this Section 2.8. Upon agreement by the Administrative Agent and the Required Borrowing Base Lenders of the amount of credit to be made available to the Borrower hereunder, the Administrative Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base available to the Borrower. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination or adjustment of the Borrowing Base in accordance with this Agreement. Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of the Required Borrowing Base Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time.

Section 2.8.4           Discretionary Determination of the Borrowing of the Base by the Lenders. In addition to the foregoing scheduled annual and semi-annual determinations of the Borrowing Base, at any time on or after the Borrowing Base Initiation Date, the Required Borrowing Base Lenders shall have the right to redetermine the Borrowing Base at their sole discretion at any time and from time to time but not more often than two (2) times every calendar year. If the Required Borrowing Base Lenders shall elect to make a discretionary redetermination of the Borrowing Base pursuant to the provisions of this Section 2.8.4, the Borrower shall within thirty (30) days of receipt of a request therefor from the Administrative Agent, deliver to the Administrative Agent a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Borrower's petroleum engineers containing information similar to the Reserve Reports delivered pursuant to Section 2.8.3, together with such updated engineering, production, operating and other data as the Administrative Agent, any Issuer or any Lender may reasonably request. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base, and the Administrative Agent and the Required Borrowing Base Lenders shall approve and designate the new Borrowing Base in accordance with the procedures and standards described in Section 2.8.2.

Section 2.8.5           Discretionary Determination of the Borrowing Base by the Borrower. In addition to the foregoing determinations of the Borrowing Base, at any time on or after the Borrowing Base Initiation Date, the Borrower may request a redetermination of the Borrowing Base at any time and from time to time but not more often than two (2) times every calendar year, by delivering a written request to the Administrative Agent, together with (a) an engineering fee in the aggregate amount of $2,500 for the account of the Administrative Agent in immediately available funds, and (b) a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Borrower’s petroleum engineers containing information similar to the Reserve Reports delivered pursuant to Section 2.8.3, together with such other updated engineering, production, operating and other data as the Administrative Agent, any Issuer or any Lender may reasonably request. Each such discretionary redetermination of the Borrowing Base shall be made in the same manner and in accordance with the procedures and standards set forth above by adjusting the Borrowing Base then in effect. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base, and the Administrative Agent and the Required Borrowing Base Lenders shall approve and designate the new Borrowing Base in accordance with the procedures and standards described in Section 2.8.2.

Section 2.8.6           Other Redeterminations of Borrowing Base. Notwithstanding anything to the contrary contained herein, at any time on or after the Borrowing Base Initiation Date, the Borrowing Base will also be redetermined or adjusted in accordance with the provisions of Section 7.2.10.

Section 2.8.7            [Reserved]

Section 2.8.8           General Provisions With Respect to the Borrowing Base. Notwithstanding anything herein the contrary, in the event that at any time on or after the Borrowing Base Initiation Date the Borrower does not furnish all required Reserve Reports or other information in a timely manner, the Administrative Agent and the Required Borrowing Base Lenders may nonetheless designate the Borrowing Base from time to time thereafter until the Administrative Agent and the Lenders receive all such Reserve Reports and information, whereupon the Administrative Agent and the Required Borrowing Base Lenders shall designate a new Borrowing Base in accordance with the general procedures outlined in Section 2.8.2. Anything herein contained to the contrary notwithstanding, any determination or redetermination of the Borrowing Base, including any discretionary redetermination of the Borrowing Base, resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of the Borrowing Base Required Lenders in their sole discretion in accordance with their respective customary practices and standards for oil and gas lending as they exist at the particular time.

Section 2.9.            [Reserved].

Section 2.10.         Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender pursuant to Section 3.3.1;

(b)          in the event that such Defaulting Lender shall fail to respond to any request for any waiver, consent, amendment or modification requested hereunder within twenty (20) days of written request from the Administrative Agent, such Defaulting Lender shall be deemed to have consented or agreed to such requested waiver, consent, amendment or modification, as the case may be, solely for purposes of determining whether all Lenders (as opposed to the Required Lenders) have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1);

(c)          if any Letter of Credit Outstandings exist at the time a Lender becomes a Defaulting Lender then:

(i)          all or any part of such Letter of Credit Outstandings of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that as a result thereof (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s Letter of Credit Outstandings would not exceed an amount equal to the Non-Defaulting Lenders’ Percentage of the Revolving Credit Commitment Amount, (y) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus such Non-Defaulting Lender’s share under this clause (i) of such Defaulting Lender’s Letter of Credit Outstandings would not exceed an amount equal to such Non-Defaulting Lender’s Percentage of the Revolving Credit Commitment Amount then in effect and (z) the conditions set forth in Section 5.2 are satisfied at such time; and

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize such Defaulting Lender’s Letter of Credit Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.6.4(b) for so long as such Letter of Credit Outstandings are outstanding; and

(iii)        if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Outstandings pursuant to this Section 2.10(c), the Borrower shall not be required to pay any fees in respect of the interest of such Defaulting Lender pursuant to Section 3.3.4 with respect to such Defaulting Lender’s Letter of Credit Outstandings during the period such Defaulting Lender’s Letter of Credit Outstandings are Cash Collateralized; and

(iv)        if the Letter of Credit Outstandings of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.10(c), then the fees payable to the Lenders pursuant to Section 3.3.1 and Section 3.3.4 shall be adjusted to give effect to such reallocations in accordance with such Non-Defaulting Lenders’ Percentages;

(d)          so long as any Lender is a Defaulting Lender, no Issuer shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or Cash Collateralized in accordance with this Section 2.10(c) (and, if applicable, Section 2.6.4), and participating interests in any such newly issued, extended or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.10(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)          any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 4.8) shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts then owing by such Defaulting Lender to any Lender or Issuer hereunder, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that the Administrative Agent, the Borrower, and the Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Credit Exposure of the Lenders shall be readjusted and reallocated to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans and participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans and participations in Letters of Credit in accordance with its applicable Percentage after giving effect to such reallocation; provided that notwithstanding the foregoing, the Borrower must comply with Section 2.6.4.

ARTICLE 3.

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1.          Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

Section 3.1.1           Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below. No amount paid or prepaid on a Term Loan may be reborrowed (provided that the Borrower may borrow amounts of Revolving Loans that may become available for borrowing pursuant to any such payment of Term Loans).

(a)          (i) From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that, (1) all such voluntary prepayments shall require, in the case of Base Rate Loans at least the same Business Day’s prior notice (such notice to be delivered before noon on such day), and in the case of LIBO Rate Loans at least three Business Days’ prior notice (such notice to be delivered before noon on such day), and in either case not more than five Business Days’ prior irrevocable notice to the Administrative Agent (which notice may be telephonic so long as such notice is confirmed in writing within 24 hours thereafter and such notice to be delivered before noon on such day); and (2) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $500,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $500,000 (unless such prepayment is for the entire amount of all outstanding LIBO Rate Loans or Base Rate Loans, as the case may be). Each notice of prepayment sent pursuant to this clause shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid, whether such Loans are Revolving Loans or Term Loans and the scheduled installment or installments of principal to which such prepayment is to be applied. Each such notice shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein ; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities and funding thereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this clause (other than prepayments of Loans that are Base Rate Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitment Amount) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment; and

(b)          On each date when, after giving effect to any termination or reduction of applicable Commitments pursuant to Section 2.2, the aggregate of the Lenders’ Revolving Credit Exposure exceeds the Revolving Credit Commitment Amount then in effect, the Borrower shall make a mandatory prepayment of Revolving Loans and, if necessary, Cash Collateralize the Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c)          If at any time on or after the Borrowing Base Initiation Date the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) the aggregate amount of all Non-Exxon Letter of Credit Outstandings exceeds the then Stipulated Borrowing Base (a “Borrowing Base Deficiency”), then the Borrower shall (A) prepay the outstanding Revolving Loans in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the outstanding Revolving Loans as a result of Non-Exxon Letter of Credit Outstandings, Cash Collateralize such Non-Exxon Letter of Credit Outstandings, in an aggregate amount equal to such excess. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within forty-five (45) days following its receipt of the written designation of the Borrowing Base in accordance with Section 2.8 or the date the adjustment occurs; provided that all payments required to be made pursuant to this clause (c) must be made on or prior to the Termination Date.

(d)          Upon any adjustments to the Borrowing Base pursuant to Section 7.2.10, if a Borrowing Base Deficiency exists, then the Borrower shall (i) prepay the outstanding Revolving Loans in an aggregate principal amount equal to such excess, and (ii) if any excess remains after prepaying all of the outstanding Revolving Loans as a result of Non-Exxon Letter of Credit Outstandings, Cash Collateralize such Non-Exxon Letter of Credit Outstandings, in an aggregate amount equal to such excess. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives cash proceeds as a result of any sale or Disposition under Section 7.2.10; provided that all payments required to be made pursuant to this sentence must be made on or prior to the Termination Date.

(e)          Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(f)          If on any Test Date, the Asset Coverage Ratio shall be less than 1.50 to 1.00, then within ten (10) days after the delivery of the information required by Section 7.1.1(q) for the Fiscal Quarter ending on such Test Date, the Borrower shall make a mandatory prepayment on the Term Loans in an amount equal to the lesser of (i) 7.5% of the aggregate outstanding principal amount of the Term Loans on the Effective Date or (ii) the then outstanding principal amount of the Term Loans.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4, and shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Each prepayment or repayment of outstanding Loans shall be applied (i) if pursuant to the foregoing clause (a) as directed by the Borrower, (ii) if pursuant to the foregoing clause (b), (c) or (d) as provided therein, and (iii) if pursuant to the foregoing clause (e), as directed by the Administrative Agent.

Notwithstanding the foregoing, if the Borrower is required to Cash Collateralize Non-Exxon Letter of Credit Outstandings pursuant to this Section 3.1.1, as soon as such Borrowing Base Deficiency no longer exists (assuming for purposes of the determination thereof that there is no Cash Collateralization of any Non-Exxon Letter of Credit Outstandings), the Borrower shall no longer be required to Cash Collateralize Non-Exxon Letter of Credit Outstandings pursuant to this Section and such cash shall be released from the blocked account(s) (unless and until a new Borrowing Base Deficiency may exist and such new Borrowing Base Deficiency cannot be cured by prepayment of outstanding Revolving Loans).

Section 3.1.2           Application. Each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans, in each case in a manner that to the extent practical minimizes the amount of any payments required to be made by the Borrower pursuant to Section 4.4.

Section 3.2.          Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

Section 3.2.1           Rates. Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a)          on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate, from time to time in effect plus the Applicable Margin; and

(b)          on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

Section 3.2.2           Post-Default Rates. After the date any Event of Default has occurred and for so long as such Event of Default is continuing, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on all outstanding Obligations under this Agreement at a rate per annum equal to the following (the “Default Rate”) (a) in the case of principal on any Loan, subject to Applicable Law, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations under this Agreement, the Base Rate from time to time in effect, plus the Applicable Margin for Loans accruing interest at the Base Rate, plus a margin of 2% per annum.

Section 3.2.3           Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a)          on the Stated Maturity Date therefor;

(b)          on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)          with respect to Base Rate Loans on each Quarterly Payment Date occurring after the Effective Date;

(d)          with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e)          with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f)          on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations under this Agreement after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Section 3.3.          Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.

Section 3.3.1           Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Revolving Credit Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Percentage of the sum of the average daily unused portion of an amount equal to the Available Amount. The commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on the Effective Date and thereafter on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Credit Commitment Termination Date.

Section 3.3.2           Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in the Fee Letter.

Section 3.3.3            [Reserved]

Section 3.3.4           Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each Lender, a Letter of Credit fee in a per annum amount equal to the then effective Applicable Margin for Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Credit Commitment Termination Date.

Section 3.3.5           Letter of Credit Issuance Fee. The Borrower agrees to pay to each Issuer for its own account an issuance fee for each Letter of Credit issued by such Issuer after the Effective Date equal to 0.25% per annum of the Stated Amount of such Letter of Credit. Such fee shall be payable by the Borrower on the date of issuance (and renewal or extension, as applicable) of such Letter of Credit. The Borrower also agrees to pay such Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, which fees shall be payable to such Issuer within ten (10) days after demand.

ARTICLE 4.

Certain LIBO Rate and Other Provisions

Section 4.1.          LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

Section 4.2.          Inability to Determine Rates. If the Administrative Agent or the Required Lenders shall have determined that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Rate Loan; (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan; or (c) the LIBO Rate (Reserve Adjusted) for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost of funding such LIBO Rate Loan, then the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, the obligation of the Lenders to make or continue (or convert any Base Rate Loans into) LIBO Rate Loans shall be suspended, and any pending Borrowing Request or Continuation/Conversion Notice requesting the making or continuation of (or conversion of Base Rate Loans into) LIBO Rate Loans will be deemed to have been converted into a Borrowing Request or Continuation/Conversion Notice with respect to Base Rate Loans in the amount specified therein.

Section 4.3.          Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender and each Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Revolving Credit Extensions and Term Loans hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority; provided, however, that any such changes with respect to increased capital costs and Taxes shall be subject to (including the rights of the Borrower in respect thereof) and governed by the terms of Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Secured Party within five days of its receipt of such notice, provided that such Secured Party shall not be entitled to such additional amounts for the period prior to one hundred eighty (180) days prior to the date of such notice of the occurrence of the event giving rise to the increased cost or reduced amount, provided that if the circumstance giving rise to such additional amount is retroactive, then such 180 day period shall be extended to include the period of retroactive effect thereof, and such notice shall, in the absence of manifest error, be conclusive and binding on the Obligors; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by any Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

Section 4.4.          Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a)          any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article 3 or otherwise;

(b)          any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor;

(c)          any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor; or

(d)          any LIBO Rate Loans not being prepaid in accordance with any notice delivered pursuant to clause (a) of Section 3.1.1 (as a result of a revocation of such notice or as a result of such payment not being made);

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five (5) days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Obligors.

Section 4.5.          Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, in each case after the Effective Date (“Change in Law”), affects or would affect the amount of capital or liquidity required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Revolving Credit Extensions or Term Loans made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such Change in Law, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five days following receipt of such notice, provided that such Secured Party shall not be entitled to such additional amounts for the period prior to one hundred eighty (180) days prior to the date of such notice of the occurrence of the applicable Change in Law, provided that if the circumstance giving rise to such additional amount is retroactive, then such 180 day period shall be extended to include the period of retroactive effect thereof, pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by any Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Obligors. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

Section 4.6.          Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a)          Any and all payments by the Borrower and each other Obligor under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes except as may be required by Applicable Law. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made to or on behalf of any Secured Party under any Loan Document, then:

(i)          subject to clause (f), if such Taxes are Non-Excluded Taxes, the Borrower and each Obligor shall increase the amount of such payment so that each Secured Party receives an amount sufficient to put it and its Tax Related Persons in the same after-Tax position they would have been in, after withholding and deduction and payment of all Taxes (including income Taxes) had no such deduction or withholding been made; and

(ii)         the Borrower or the Administrative Agent (as applicable) shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with Applicable Law.

(b)          In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with Applicable Law.

(c)          As promptly as practicable after the payment of any Taxes that the Borrower is required to pay on account of any payment made or required to be made under any Loan Document, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent an official receipt (or a certified copy thereof) or other proof of payment satisfactory to the Administrative Agent, acting reasonably, evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d)          Subject to clause (f), the Borrower shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. In addition, the Borrower shall indemnify each Secured Party for any Taxes that may become payable by such Secured Party or its Tax Related Persons as a result of indemnification payments (net of any reduction in Taxes resulting from the losses being indemnified) or as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrower and each other Obligor acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower or other Obligor provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e)          Each Non-U.S. Lender making Loans to the Borrower, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN, W-8BEN-E W-8EXP, W-8ECI or W-8IMY, as appropriate, or applicable successor form, or (iii) in the case of a Lender that is not a Non-U.S. Lender, two duly completed copies of Internal Revenue Service form W-9 or applicable successor form. Each Lender, Eligible Assignee or Participant, as the case may be, agrees to promptly notify the Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction. In addition, each Lender, Eligible Assignee or Participant, as the case may be, shall timely deliver to the Borrower and the Administrative Agent two further copies of such Form W-8BEN, W-8BEN-E, W-8EXP, W-8IMY, W-8ECI or W-9 or successor forms on or before the date that any previously executed form expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent form delivered by such Person to the Borrower. In addition to the foregoing, each Non-U.S. Lender shall deliver to the Administrative Agent and the Borrower any documents as shall be prescribed by Applicable Law or otherwise reasonably requested to demonstrate that payments to such Lender under this Agreement and the other Loan Documents are exempt from any United States federal withholding tax imposed pursuant to FATCA, to the extent applicable. Notwithstanding anything to the contrary in this Agreement, none of the Borrower or the Administrative Agent shall be required to pay additional amounts or indemnify any Lender with respect to any withholding taxes imposed by reason of FATCA.

(f)          The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable, to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans that has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that, the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other Applicable Law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrower.

(g)          If any Lender makes a demand upon the Borrower for amounts pursuant to Section 4.3, Section 4.5 or this Section 4.6 (and the payment of such amounts are, and are likely to continue to be, materially more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders), becomes a Defaulting Lender or becomes a Non-Consenting Lender (in each case, an “Affected Lender”), the Borrower may, within 45 days of receipt by the Borrower of such demand or such event causing such Lender to become an Affected Lender, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all of its Loans, Commitments and/or Notes to an Eligible Assignee (a “Replacement Lender”) designated in such Replacement Notice; provided, however, that no Replacement Notice may be given by the Borrower and no Lender may be replaced pursuant to this clause (g) if (i) such replacement conflicts with any Applicable Law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Affected Lender shall have taken any necessary action under Section 4.3, Section 4.5 or Section 4.6 (as applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.3, Section 4.5 or Section 4.6 (as the case may be) or shall have waived its right to payment of the specific amounts that give rise or would give rise to such Replacement Notice or ceases to be a Defaulting Lender pursuant to Section 2.10 (it being understood for sake of clarity that the Affected Lender shall be under no obligation to waive such rights to payment and that such Affected Lender, if it is replaced in accordance with this clause (g), shall be entitled to be reimbursed for all breakage losses in connection with such replacement). If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Replacement Lender is satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender or an Affiliate of a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.11, all of its Commitments, Loans, Notes (if any), and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the replacement notice to such Replacement Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (B) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, and/or its Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Section 4.3, Section 4.5 and Section 4.6), owing to such Affected Lender hereunder and (C) the Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 10.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

Section 4.7.          Payments, Computations; Proceeds of Collateral, etc. (a)  Unless otherwise expressly provided in a Loan Document, all payments required to be made by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees (including all fees in respect of Letters of Credit) shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate or the Reference LIBO Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (b) of the proviso in the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)          After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon direction from the Required Lenders, shall, apply all amounts received under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under Applicable Law upon receipt thereof to the Obligations as follows: (i) first, to the payment of all Obligations in respect of fees, expense reimbursements, indemnities and other amounts owing to the Administrative Agent, in its capacity as the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing (or which would accrue) after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the Cash Collateralization for contingent liabilities under Letter of Credit Outstandings and amounts owing to Secured Parties in respect of early termination of Hedging Agreements, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus.

Section 4.8.          Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan, Revolving Credit Extension or Reimbursement Obligation (other than payments pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, then such Secured Party receiving such excess portion shall purchase from the other Secured Parties such participations in, or assignments of, (in each case at par value), Loans and Revolving Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party that has sold a participation or an assignment to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered and each Secured Party that has so purchased an assignment in such Loans and Revolving Credit Extensions shall make an assignment of such portion of such Loans and Revolving Credit Extensions to each such selling Secured Party. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

Section 4.9.          Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Event of Default described in clauses (b) through (d) of Section 8.1.9 or upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations under this Agreement owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party; provided that, any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such appropriation and application made by such Secured Party; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which such Secured Party may have.

ARTICLE 5.

CONDITIONS TO EFFECTIVENESS AND REVOLVING CREDIT EXTENSIONS

Section 5.1.          Effectiveness; Initial Revolving Credit Extension. The effectiveness of this Agreement and obligations of the Lenders and any Issuer to make the initial Revolving Credit Extension (including as constituted by the continuation of the outstanding letters of credit under the Prepetition Credit Agreement as Letters of Credit under this Agreement) shall be subject to the prior or concurrent satisfaction (or waiver by the Required Lenders) of each of the conditions precedent set forth in this Article 5.

Section 5.1.1           Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto (or intended to become a party hereto) either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, provided, however, for the avoidance of doubt, failure by any Lender to provide an executed counterpart hereof shall not change the fact that such Lender shall be bound by this Agreement on the Effective Date pursuant to Paragraph 84 of the Findings of Fact, Conclusions of Law, and Order Confirming the Debtors’ Joint Plan of Reorganization dated December 13, 2016 [Docket No. 1809] (the “Confirmation Order”) and the condition of this Section 5.1.1 shall be deemed satisfied as to any such Lender.

Section 5.1.2           Secretaries’ Certificates, etc. The Administrative Agent shall have received from each Obligor, as applicable, (a) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for such Obligor from the jurisdiction in which such Obligor is organized and each other jurisdiction in which such Obligor is qualified to do business and (b) a certificate, dated as of the Effective Date, duly executed and delivered by such Obligor’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(i)              resolutions of such Obligor’s Board of Directors (or other managing body, in the case of an Obligor that is not a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the transactions contemplated by the Loan Documents applicable to such Obligor and the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby;

(ii)             the incumbency and signatures of those of its officers, managers, managing member or general partner (or officers or managers of its managing member or general partner), as applicable, authorized to act with respect to each Loan Document to be executed by such Obligor; and

(iii)            the Organic Documents of such Obligor and the full force and validity thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner (or Secretary or Assistant Secretary of the managing member or general partner), as applicable, of any such Obligor canceling or amending the prior certificate of such Obligor.

Section 5.1.3           Effective Date Certificate. The Administrative Agent shall have received the Effective Date Certificate, dated as of the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Effective Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

Section 5.1.4           Consents, Licenses, Permits and Approvals. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower dated as of the Effective Date either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Obligor and the validity against such Obligor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required (except as have already been obtained by the appropriate Obligor).

Section 5.1.5           Compliance with Warranties, No Default, etc. The following statements shall be true and correct:

(a)          the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date except for any representations and warranties which are qualified by a materiality qualifier, which shall be true and correct in all respects as of such earlier date;

(b)          no Material Adverse Effect has occurred since June 30, 2016 other than as a result of the commencement and pendency of the Chapter 11 Cases and the circumstances, events and transactions occurring as part thereof; and

(c)          no Default shall have then occurred and be continuing or shall result therefrom.

Section 5.1.6           Confirmation Order. The Bankruptcy Court shall have entered the final Confirmation Order, the Confirmation Order shall not be subject to any stay, and all conditions to the Effective Date (as defined in the Plan of Reorganization) of the Plan of Reorganization (other than the effectiveness of this Agreement) shall have been satisfied or waived.

Section 5.1.7           Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, a Revolving Note or Term Note, or both, payable to such Lender duly executed and delivered by an Authorized Officer of the Borrower.

Section 5.1.8            Financial Information. The Administrative Agent shall have received:

(a)          a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the Fiscal Year ended June 30, 2016, audited by independent public accountants and filed with the SEC;

(b)          a copy of an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2016, and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the three-month period ending on such date, certified as complete and correct in all material respects by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments); and

(c)          financial and operational projections for the Borrower, by month, for the period immediately following the Effective Date through the Stated Maturity Date prepared in good faith based on available information and estimates determined to be reasonable at the time such projections were prepared.

Section 5.1.9            Initial Reserve Report. The Lenders shall have received the Initial Reserve Report.

Section 5.1.10          [Reserved].

Section 5.1.11         Solvency, etc. The Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Effective Date, substantially in the form of Exhibit H.

Section 5.1.12         Guarantees. The Administrative Agent shall have received the Guaranty, dated as of the Effective Date, duly executed and delivered by an Authorized Officer of each Subsidiary (other than EXXI Insurance, EXXI Holdings and EXXI GIGS Services).

Section 5.1.13         Security Agreement. The Administrative Agent shall have received executed counterparts of the Security Agreement, dated as of the Effective Date, duly executed and delivered by the Borrower and each Subsidiary of the Borrower (other than EXXI Insurance, EXXI Holdings and EXXI GIGS Services), together with:

(a)          certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in its U.S. Subsidiaries and all of the issued and outstanding Capital Securities (other than the Excluded Securities) owned by each Obligor in its Foreign Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities are uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities; and

(b)          Uniform Commercial Code Form UCC-1 financing statements (“Filing Statements”), as appropriate, suitable in form for naming the Borrower and each Subsidiary Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to such Security Agreement.

(c)          Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in any Security Agreement previously granted by any Person, together with such other Uniform Commercial Code UCC-3 termination statements as the Administrative Agent may reasonably request from such Obligors.

Section 5.1.14          [Reserved].

Section 5.1.15         Insurance. The Administrative Agent shall have received (a) a certificate, reasonably satisfactory to the Administrative Agent, from the Borrower’s and its Subsidiaries’ insurance broker(s), dated as of (or a date reasonably near) the Effective Date relating to each insurance policy required to be maintained pursuant to Section 7.1.4, identifying types of insurance and the insurance limits of each such insurance policy and naming the Administrative Agent as loss payee, and each of the Secured Parties as an additional insured, as appropriate, to the extent required under Section 7.1.4 and stating that such insurance is in full force and effect and that all premiums due have been paid, together with evidence in form and substance reasonably satisfactory to the Administrative Agent that the Oil and Gas Properties are covered under the Borrower’s existing insurance policies (with the same coverages and deductions); and (b) to the extent not provided in (i) above, a summary of casualty, property and other insurance policies currently in effect and maintained by the Borrower’s Subsidiaries provided by an insurance broker and stating that such insurance is in full force and effect and that all premiums due have been paid, in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.1.16         Mortgages. The Administrative Agent shall have received counterparts of Mortgages, each dated as of the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by the applicable Obligors in a sufficient number of counterparts for the due recording in each applicable recording office (including each office specified in any opinions described in Section 5.1.17), granting to the Administrative Agent (or a trustee appointed by the Administrative Agent) for the benefit of the Secured Parties first and prior Liens (subject to Liens permitted by Section 7.2.3) on Oil and Gas Properties such that as of the Effective Date, the Mortgaged Properties constitute at least ninety percent (90%) of the total value of the Proved Reserves of the Borrower and the Subsidiary Guarantors and at least ninety percent (90%) of the total value of the Proved Developed Producing Reserves of the Borrower and the Subsidiary Guarantors, as well as such other agreements, documents, legal opinions, and other writings as may be reasonably requested by the Administrative Agent, including, without limitation, UCC-1 financing statements, authorizing resolutions, tax affidavits and applicable department of revenue documentation, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien (subject to Liens permitted by Section 7.2.3) against the properties purported to be covered thereby.

Section 5.1.17         Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from

(a)          Gray Reed & McGraw, P.C., special New York and Texas counsel to the Obligors in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; and

(b)          Phelps Dunbar LLP, local Louisiana counsel to the Obligors in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 5.1.18         Expenses. The Borrower shall have deposited $2,500 with Willkie Farr & Gallagher LLP, counsel for the Administrative Agent, to be held by such counsel and applied toward payment of costs and expenses for recordation of the Security Documents, as provided pursuant to Section 10.3. If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to the Borrower. If such deposit is less than such costs and expenses, the deficit shall be paid by Borrower pursuant to Section 10.3.

Section 5.1.19          [Reserved]

Section 5.1.20         Minimum Emergence Liquidity. The Administrative Agent shall have received evidence reasonably satisfactory to it that, as of the Effective Date, the sum of the aggregate amount of all Unrestricted Cash of the Borrower and the Subsidiary Guarantors shall equal or exceed $90,000,000.

Section 5.1.21         Closing Fees, Expenses, etc. The Administrative Agent shall have received the Fee Letter, duly executed by the Borrower. The Administrative Agent shall have also received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.3.

Section 5.1.22         PATRIOT Act Disclosures. The Administrative Agent and each Lender shall have received all PATRIOT Act disclosures requested by them prior to execution of this Agreement.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender or Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the Issuers unless the Administrative Agent shall have received notice from such Lender or Issuer prior to the Effective Date specifying its objection thereto.

Section 5.2.          All Revolving Credit Extensions. The obligation of each Lender and each Issuer to make any Revolving Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

Section 5.2.1           Compliance with Warranties, No Default, etc. Both before and after giving effect to any Revolving Loans after the Effective Date the following statements shall be true and correct:

(a)          the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date except for representations and warranties which are qualified by a materiality qualifier, which shall be true and correct in all respects as of such earlier date);

(b)          other than the pendency of the Chapter 11 Cases and the circumstances, events and transactions occurring as part thereof, no Material Adverse Effect has occurred since the later of (1) June 30, 2016 and (2) the Fiscal Year end date for which financial statements have been delivered by the Borrower pursuant to Section 7.1.1(b);

(c)          no Default or Event of Default shall have then occurred and be continuing; and

(d)          after giving effect to any Revolving Loan, the Borrower and the Subsidiary Guarantors (i) shall not maintain a Consolidated Cash Balance in excess of $10,000,000 (or if during the period from July 1st to October 31st of any calendar year, not in excess of $15,000,000) for a period of more than five (5) days after the Borrowing and (ii) shall be in compliance with Section 7.1.19(a).

Section 5.2.2           Revolving Credit Extension Request, etc. Subject to Section 2.3.1, the Administrative Agent shall have received a Borrowing Request if Revolving Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended (but does not include renewals, including, without limitation, autorenewals). The delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds of such Revolving Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Revolving Credit Extension (both immediately before and after giving effect to such Revolving Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

Section 5.2.3           Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Revolving Credit Extensions hereunder, the Borrower represents and warrants to each Secured Party as set forth in this Article.

Section 6.1.          Organization, etc. The Borrower and each of its Subsidiaries is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except for those licenses, permits or other approvals, the absence of which could not reasonably be expected to have a Material Adverse Effect.

Section 6.2.          Due Authorization, Non-Contravention, Defaults etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it are within such Person’s powers, have been duly authorized by all necessary action, and do not

(a)          contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor, except with respect to clauses (ii) and (iii) as could not reasonably be expected to have a Material Adverse Effect; or

(b)          result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement), (ii) a default under any material contractual restriction binding on or affecting any Obligor or (iii) any noncompliance, suspension, impairment, forfeiture or nonrenewal of any material license, permit or other governmental approval, except as could not reasonably be expected to have a Material Adverse Effect.

No Obligor is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound that could reasonably be expected to have a Material Adverse Effect. No Obligor is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any Applicable Law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.3.          Government Approval, Regulation, etc. Except for filings to perfect and maintain the perfection of the Liens arising pursuant to the Security Documents, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and that are, or on the Effective Date will be, in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.4.          Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

Section 6.5.          Financial Information. The financial statements furnished to the Administrative Agent and each Lender pursuant to Section 5.1.8 present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

Section 6.6.          No Material Adverse Change. There has been no material adverse change in the business, condition (financial or otherwise), operations, performance, or properties of the Borrower and the Subsidiary Guarantors taken as a whole since June 30, 2016 (other than the pendency of the Chapter 11 Cases and the circumstances, events and transactions occurring as part thereof) or such more recent date for which the financial information required under Section 7.1.1(b) shall have been provided by the Borrower.

Section 6.7.          Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened litigation, action, proceeding, investigation or labor controversy

(a)          except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7 which could reasonably be expected to have a Material Adverse Effect; or

(b)          which purports to affect the legality, validity or enforceability of any Loan Document.

Section 6.8.          Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries that are identified in Item 6.8 of the Disclosure Schedule, or that are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.9.

Section 6.9.          Ownership of Properties, etc. (a)  Each of the Borrower and the Subsidiary Guarantors have Good Title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.2.3. After giving full effect to the such permitted Liens, the Borrower or such Subsidiary Guarantor specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary Guarantor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary Guarantor’s net revenue interest in such Property.

(b)          All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, that could reasonably be expected to have a Material Adverse Effect.

(c)          The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted immediately prior to the date hereof.

(d)          All of the Properties of the Borrower and its Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards with the exception of certain Properties that are the subject of repair which Borrower or an applicable Subsidiary is diligently pursuing (provided that such damaged Properties could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

(e)          The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 6.10.         Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing and has paid all Taxes shown to be due on any assessment received to the extent that such Taxes have become due and payable (except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books), except where the failure to file any such returns or reports or to pay any such Taxes would not give rise to a Material Adverse Effect.

Section 6.11.         ERISA; Pension and Welfare Plans. The Borrower, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Pension or Welfare Plan. During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Revolving Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan that might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 6.12.         Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:

(a)          all facilities and property owned, operated or leased by the Borrower or any of its Subsidiaries have been, and continue to be, in material compliance with all Environmental Laws;

(b)          there are no pending or, to the Borrower’s knowledge, threatened (i) claims, complaints, notices or governmental requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged material violation of any Environmental Law, or (ii) written complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding material potential liability of the Borrower or any of its Subsidiaries under any Environmental Law;

(c)          there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated, or leased by the Borrower or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d)          the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses, registrations and other authorizations relating to environmental matters;

(e)          no property currently, or to the knowledge of the Borrower previously, owned, operated or leased by the Borrower or any of its Subsidiaries is listed, or proposed for listing in the Federal Register or similar governmental publication (with respect to owned property only), on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar foreign, federal, state or provincial list of sites requiring investigation or clean-up under Environmental Laws;

(f)           there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g)          to the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal, provincial or state list or that is the subject of federal, state, provincial or local enforcement actions or other investigations that could reasonably be expected to result in material claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA or Environmental Laws;

(h)          there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries that could reasonably be expected to result in any liability, claims, or costs having, individually or in the aggregate, a Material Adverse Effect; and

(i)          no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, with the passage of time or the giving of notice or both, could reasonably be expected to result in any material liability, claims, or costs under any Environmental Law.

Section 6.13.         Disclosure of Material Information; Accuracy of Information. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

Section 6.14.         Regulations T, U, and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Revolving Credit Extensions or the Term Loans will be used to purchase or carry margin stock or otherwise for a purpose that violates, or would be inconsistent with, F.R.S. Board Regulations T, U or X. Terms for which meanings are provided in F.R.S. Board Regulations T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

Section 6.15.         Labor Matters. Except as set forth on Item 6.15 of the Disclosure Schedule, as of the date hereof no Obligor is subject to any labor or collective bargaining agreement. Except as set forth on Item 6.15 of the Disclosure Schedule, there are no existing or threatened strikes, lockouts or other labor disputes involving any Obligor that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of each Obligor are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters where such violation could reasonably be expected to have a Material Adverse Effect.

Section 6.16.         Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its properties (except for Environmental Laws that are the subject of Section 6.12), and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property (including its Oil and Gas Properties) and the conduct and operation of its business, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.17.         Material Contracts. Each of the Borrower’s and its Subsidiaries’ material contracts (a) are in full force and effect and are binding upon and enforceable against each such Borrower or Subsidiary that is a party thereto and, to the best knowledge of the Borrower and its Subsidiaries, all other parties thereto in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity), and (b) is not in default due to the action of such Borrower or Subsidiary.

Section 6.18.         Solvency. The Borrower and the Guarantors, taken as a whole, on a consolidated basis, both before and after giving effect to any Revolving Credit Extensions and the Term Loans, are Solvent.

Section 6.19.         Deposit Account and Cash Management Accounts. Set forth on Item 6.19(a) of the Disclosure Schedule is a complete and accurate list of all Deposit Accounts of the Borrower and each Subsidiary Guarantor and set forth on Item 6.19(b) of the Disclosure Schedule is a complete and accurate list of all Securities Accounts (as defined in the UCC) of the Borrower and each Subsidiary Guarantor, if any, each as updated in accordance with Section 7.1.9.

Section 6.20.         Insurance. The Borrower and each of its Subsidiaries keeps its property adequately insured in accordance with Section 7.1.4 and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies of similar size and in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by Applicable Law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies of similar size and in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by Applicable Law. All such insurance is in full force and effect and all premiums that are due and payable with respect thereto have been paid.

Section 6.21.         Restrictions on Liens. Neither the Borrower nor any of its Subsidiaries (other than EXXI Holdings and EXXI GIGS Services) is a party to any material agreement or arrangement or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 6.22.         Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Energy XXI Gulf Coast, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 4106697 (or, as set forth in a notice delivered to the Administrative Agent pursuant to Section 10.2). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 10.2 (or as set forth in a notice delivered pursuant to Section 10.2). The jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office of each Subsidiary of the Borrower is stated on Item 6.22 of the Disclosure Schedule (or as set forth in a notice delivered pursuant to Section 10.2).

Section 6.23.         Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and the Subsidiary Guarantors have been maintained, operated and developed by the Borrower and the Subsidiary Guarantors (as the case may be) in a good and workmanlike manner and in conformity with all Applicable Law and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the Subsidiary Guarantors. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or any Subsidiary Guarantor is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary Guarantor is deviated from the vertical more than the maximum permitted by Applicable Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary Guarantor. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of the Subsidiary Guarantors that are necessary to conduct normal operations are being maintained by the Borrower or such applicable Subsidiary Guarantor in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of the Subsidiary Guarantors, in a manner consistent with the Borrower’s or the Subsidiary Guarantors’ past practices (other than those the failure of which to maintain in accordance with this Section 6.23 could not reasonably be expected to have a Material Adverse Effect).

Section 6.24.         Gas Imbalances. Except as set forth on the most recent certificate of the Borrower delivered in connection with a Reserve Report, on a net basis there are no gas imbalances, take or pay or other prepayments that would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 1.5 bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 6.25.         Marketing of Production. Except for contracts listed and in effect on the date hereof on Item 6.25 of the Disclosure Schedule, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the relevant Subsidiary Guarantor is receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), its and its respective Subsidiary Guarantor’s material agreements are cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its respective Subsidiary Guarantor’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 6.26.         Perfected Liens and Security Interests. The Obligations are and shall be at all times secured by valid, perfected first priority Liens (subject to Liens permitted pursuant to Section 7.2.3) in favor of the Administrative Agent, covering and encumbering all collateral granted or purported to be granted by the Security Documents, to the extent perfection has or will occur, by the recording of a Mortgage or other Security Document or amendment or supplement or modification thereto, the filing of a UCC financing statement, or by possession or control.

Section 6.27.         Anti-Corruption Laws. None of the Borrower or any of its Subsidiaries nor, to the knowledge of Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) offered, paid, given, promised to pay, authorized the payment of, or taken any action in furtherance of the payment of anything of value directly or indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage; (iii) violated or is in violation of any provision of any Anti-Corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the applicable Obligor conducts its business and to which it is lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 6.28.         Anti-Money Laundering Laws. The operations of each member of the Group are and have been conducted at all times in compliance with all Anti-Money Laundering Laws and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving a member of the Group with respect to Anti-Money Laundering Laws is pending and, to the knowledge of each member of the Group, no such actions, suits or proceedings are threatened.

Section 6.29.         Restricted Parties. No member of the Group, nor any of their respective joint ventures, directors, or officers nor, to the knowledge of the Obligors, employees or any Persons acting on any of their behalf (i) is a Restricted Party or (ii) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

Section 6.30.         Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.) as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert Waters Flood Reform Act of 2012 and, in each case, any regulations promulgated thereunder.

ARTICLE 7.

COVENANTS

Section 7.1.          Affirmative Covenants. The Borrower agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 7.1.1           Financial Information, Reports, Notices, etc. The Borrower will furnish the Administrative Agent and each Lender, copies of the following financial statements, reports, notices and information:

(a)          as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, in each case, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments);

(b)          as soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants reasonably acceptable to the Administrative Agent, that shall include a calculation of the financial covenants set forth in Section 7.2.4 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;

(c)          concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) commencing with the Fiscal Quarter ending September 30, 2017, showing compliance with the financial covenants set forth in Section 7.2.4, (ii) stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the action that the Borrower or an Obligor has taken or proposes to take with respect thereto), (iii) certifying that the Borrower and its Subsidiaries are in compliance with the requirements of Section 7.1.4 as of the date of such certificate either (A) through a third party insurer or (B) through an Affiliate of the Borrower and stating the level of capitalization of such Affiliate as of the date of such certificate and the dollar amount of the coverages insured by such Affiliate on the date of such certificate and (iv) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.1.8);

(d)          as soon as possible and in any event within five days after the Borrower or any other Obligor obtains knowledge of the occurrence of a Default or an Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Event of Default and the action that the Borrower or such Obligor has taken and proposes to take with respect thereto;

(e)          as soon as possible and in any event within five days after the Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7 or (iii) the filing or commencement of, or the threat in writing of, any material action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority (including under Environmental Laws or with respect to ERISA matters) against or affecting the Borrower or any Subsidiary thereof not previously disclosed in writing to the Lenders that could reasonably be expected to have a Material Adverse Effect, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(f)          promptly after the sending or filing thereof, copies of all material reports, notices, prospectuses and registration statements that any Obligor files with the SEC, or any national securities exchange; provided that such reports, notices, prospectuses and registration statements shall be deemed delivered pursuant to this Section if posted on the SEC’s EDGAR filing system;

(g)          promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan that could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan that could result in the incurrence by any Obligor of any liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(h)          promptly upon receipt thereof, copies of all “management letters” or reports submitted to Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants or any other interim or special audit conducted by them;

(i)            [Reserved]

(j)            promptly (i) if the Borrower obtains knowledge that the Borrower or any Person that owns, directly or indirectly, any Capital Securities of the Borrower, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, the Borrower will notify the Administrative Agent and (ii) upon the request of any Lender, the Borrower will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;

(k)           concurrently with any delivery of financial statements under clause (b) above, or within five days following any change to any existing insurance policy that could reasonably be expected to have an adverse effect on the Lender Parties, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 7.1.4, in form and substance reasonably satisfactory to the Administrative Agent, and, if reasonably requested by the Administrative Agent or any Lender, all copies of the applicable policies;

(l)            concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 2.8, a list of Persons who purchase (or did purchase in the last six months) at least 50% of the Hydrocarbons from the Borrower or any Subsidiary Guarantor;

(m)          concurrently with the delivery of any Reserve Report, the Borrower shall provide to the Administrative Agent and each Lender a certificate, signed by an Authorized Officer of the Borrower, certifying that, to the best of his knowledge and in all material respects: (i) the information contained in such Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower and the Subsidiary Guarantors, as applicable, own Good Title to the Oil and Gas Properties evaluated in such Reserve Report (in this Section called the “Covered Properties”) and are free of all Liens except for Liens permitted by Section 7.2.3, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report (other than those permitted by the Security Documents) that would require Borrower or any Subsidiary Guarantor, as applicable, to deliver hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Covered Properties has been Disposed since the date of the last Reserve Report, except as set forth on an exhibit to the certificate, which certificate shall list all of such properties Disposed and in such detail as reasonably required by the Administrative Agent, (v) set forth on a schedule attached to the certificate is the present discounted value of all Covered Properties that are part of the Oil and Gas Properties that are encumbered by the Mortgages (the “Mortgaged Properties”), (vi) Oil and Gas Properties of the Borrower and the Subsidiary Guarantors that comprise at least ninety percent (90%) of the total value of the Proved Reserves of the Borrower and the Subsidiary Guarantors that are included within the Covered Properties are part of the Mortgaged Properties and (vii) Oil and Gas Properties of the Borrower and the Subsidiary Guarantors that comprise at least ninety percent (90%) of the total value of the Proved Developed Producing Reserves of the Borrower and the Subsidiary Guarantors are included within the Covered Properties are part of the Mortgaged Properties;

(n)          in the event the Borrower or any Subsidiary Guarantor intends to sell or otherwise Dispose of any Oil or Gas Properties or any Capital Securities in any Subsidiary Guarantor with an aggregate value of $2,500,000 or more in accordance with this Agreement, prior written notice of such Disposition, the price thereof and the anticipated date of closing;

(o)          prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, that could reasonably be expected to result in a claim exceeding $2,500,000;

(p)          prompt written notice (and in any event within fifteen (15) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in its jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number;

(q)          with the delivery of financial statements under Section 7.1.1(a) and (b) and in any event, no later than 60 days after the end of each fiscal quarter, (i) a report setting forth, for each calendar month during the then current fiscal year to date on a production date basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, including, without limitation, transportation, gathering and marketing costs, and all categories of applicable expenses (at a level of detail reasonably acceptable to the Administrative Agent) charged to the Borrower or the Subsidiary Guarantors under the relevant operating agreements, (ii) a report, in form and substance reasonably acceptable to the Administrative Agent, regarding the ongoing drilling programs of the Borrower and the Subsidiary Guarantors, which report will specify (A) the wells drilled by the Borrower and the Subsidiary Guarantors on their Oil and Gas Properties during such recently ended fiscal quarter, (B) the status of such wells as producing, shut-in, waiting-on-connection or otherwise, and the categorization of such wells as Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves, Proved Undeveloped Reserves or unproved reserves as of the most recent Reserve Report delivered pursuant to Section 2.8 or Section 5.1.9, as applicable, (C) the total number of successful wells for such fiscal quarter on a gross and net basis and (D) the Capital Expenditures incurred in connection with such wells during such fiscal quarter, and (iii) a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit I showing compliance with Section 3.1.1(f);

(r)          promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Subsidiary;

(s)          (i) concurrently with any delivery of financial statements under Section 7.1.1(a) or (b), a certificate of an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, (A) setting forth as of the last Business Day of such Fiscal Quarter, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, any new credit support agreements relating thereto not listed on Item 7.1.12 of the Disclosure Schedule or not previously provided to the Administrative Agent, any margin required or supplied under any credit support document, and the Approved Counterparty to each such agreement, and (B) providing information and calculations as to (x) any notional volumes (for the absence of doubt, notional volumes related to puts that are not executed in conjunction with any other Hedging Agreements are excluded) covering Oil and Gas Properties of the Obligors to the extent the same exceed 100% for crude oil or for natural gas or for natural gas liquids, as the case may be, of the reasonably estimated projected crude oil, natural gas and natural gas liquids production, respectively, for any month from the Obligors’ Proved Developed Producing Reserves in respect of such Oil and Gas Properties and (y) the Borrower’s good faith estimate (with reasonably detailed calculations and based on such hedging positions as the Borrower may deem appropriate provided such hedging positions are in compliance with the terms of the Loan Documents) of the cost to modify or unwind the Obligors’ hedging positions so that such volumes would not exceed 100% of such reasonably estimated projected crude oil, natural gas and natural gas liquids production, respectively, from the Obligors’ Proved Developed Producing Reserves in respect of such Oil and Gas Properties for any month and (ii) within five days after any execution of any new Hedging Agreements or any assignment, termination or unwinding of any existing Hedging Agreements, notice thereof to the Administrative Agent, which notice shall be in form and substance and with details reasonably acceptable to the Administrative Agent;

(t)          in conjunction with the delivery of quarterly financial statements pursuant to Section 7.1.1, commencing with the Fiscal Quarter ended December 31, 2016, a cash flow forecast of the Borrower and the Subsidiary Guarantors for the next four (4) Fiscal Quarters showing cash flow on a monthly basis; provided, however, that if any such cash flow forecast indicates Liquidity is projected to fall below $30,000,000 during such four (4) Fiscal Quarters, or if such cash flow does fall below $30,000,000 during such four (4) Fiscal Quarters, Borrower shall, beginning with the following month, deliver on or before the tenth (10th) Business Day of each month, a cash flow forecast of the Borrower and the Subsidiary Guarantors for the next twelve (12) months (until such time as the forecast indicates Liquidity is projected to remain at $30,000,000 or above for the following twelve (12) months, at which point Borrower may return to delivering the cash flow forecast quarterly); and

(u)          such other financial and other information as any Lender or Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may reasonably request with respect to the terms of and information provided pursuant to the Compliance Certificate).

Section 7.1.2           Maintenance of Existence; Compliance with Contracts, Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its and their respective legal existence (except as otherwise permitted by Section 7.2.9), perform in all material respects their obligations under material agreements to which the Borrower or a Subsidiary is a party, and comply in all material respects with all Applicable Law, including the payment (before the same become delinquent), of all Taxes, imposed upon the Borrower or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or its Subsidiaries, as applicable. The Borrower shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

Section 7.1.3           Operation and Maintenance of Properties. The Borrower will, and will cause each of the Subsidiary Guarantors to,

(a)          maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower and the Subsidiary Guarantors may be properly conducted at all times, unless the Borrower or such Subsidiary Guarantor determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any Subsidiary Guarantor or the Disposition of such property is otherwise permitted by Sections 7.2.9 or 7.2.10;

(b)          operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, including, without limitation, applicable proration requirements and Environmental Laws, and all Applicable Law, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(c)          promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e)          to the extent the Borrower or a Subsidiary Guarantor is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 7.1.3.

Section 7.1.4           Insurance; Casualty Events. The Borrower will, and will cause each Subsidiary to maintain:

(a)          except as otherwise expressly provided below in regards to a reinsurance program (in which such case such reinsurance shall be in accordance with the terms of this clause (a)), insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries; and

(b)          all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business, in each case to the reasonable satisfaction of the Administrative Agent; provided that the Borrower will maintain, and will cause each Subsidiary Guarantor to maintain, coverage for named windstorms with respect to their respective properties with limits of not less than $100,000,000 per occurrence and in the annual aggregate and with deductibles that are reasonably acceptable to the Administrative Agent. Notwithstanding the foregoing, Borrower and its Subsidiaries may maintain the insurance identified above through EXXI Insurance; provided that (1) the costs of and coverage by such insurance are fair and reasonable and no less favorable to the Borrower and its Subsidiaries than they could obtain in an arm’s-length transaction with a Person that is not an Affiliate, and in no event shall the premiums and costs of such insurance exceed in the aggregate an amount equal to $50,000,000 per calendar year unless previously approved by the Administrative Agent in its sole and reasonable discretion, (2) EXXI Insurance is duly organized and existing and is in good standing under the laws of its jurisdiction of formation, (3) the coverage of such insurance shall be subject to reinsurance otherwise in accordance with the terms of this Section 7.1.4 (except such coverage as the Administrative Agent may have agreed is not required) and (4) EXXI Insurance maintains reinsurance with (x) financially sound and reputable reinsurance companies and otherwise in compliance with the terms of clause (a) above and (y) in such amounts and on such other terms and conditions as reasonably required by the Administrative Agent; provided that EXXI Insurance shall be required to obtain reinsurance only on coverages that, in the aggregate, exceed the lesser of (i) the amount of EXXI Insurance’s net capital and (ii) $15,000,000, in the aggregate for all such coverages.

Without limiting the foregoing, all insurance policies required to be maintained by Subsidiary Guarantors and the Borrower pursuant to this Section shall (i) (A) name the Administrative Agent on behalf of the Secured Parties as loss payee (in the case of property insurance) and name the Administrative Agent and other Secured Parties as additional insured (in the case of liability insurance), as applicable, and (B) provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

If no Borrowing Base Deficiency exists and no Event of Default has occurred and is continuing, (a) the Borrower and the Administrative Agent will cause all proceeds of insurance in connection with a Casualty Event to be deposited into a Deposit Account or Securities Account maintained at the Administrative Agent or as to which a Control Agreement has been executed in favor of the Administrative Agent granting “control” to the Administrative Agent under the UCC and (b) the Borrower may use such insurance proceeds to, at its option, repair or rebuild the affected property or pay or prepay any outstanding Loans or other Obligations or for any other lawful purpose not otherwise restricted by the Loan Documents. If a Borrowing Base Deficiency exists, such insurance proceeds deriving from Collateral shall be used to cure such Borrowing Base Deficiency by prepaying the Revolving Loans and/or Cash Collateralizing the Non-Exxon Letters of Credit to the extent of the deficiency. If an Event of Default exists, such insurance proceeds deriving from Collateral shall be used to repay Loans and/or Cash Collateralize Letters of Credit.

Section 7.1.5           Books and Records. The Borrower will, and will cause each Subsidiary to, keep books and records in accordance with IFRS reconciled to GAAP or alternatively, in accordance with GAAP, that accurately reflect all of its business affairs and transactions.

Section 7.1.6           Environmental Law Covenant. The Borrower will, and will cause each Subsidiary to,

(a)          use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and

(b)          promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its owned, operated and leased facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any material non-compliance with Environmental Laws and keep its owned property free of any Lien imposed by any Environmental Law.

Section 7.1.7           Use of Proceeds. The Borrower has and will apply the proceeds of the Revolving Credit Extensions and Term Loans as follows:

(a)          in the case of Revolving Loans and Term Loans, for working capital and general corporate purposes of the Borrower and the Subsidiary Guarantors;

(b)          for issuing Letters of Credit for the account of the Borrower and the Subsidiary Guarantors; and

(c)          to pay transaction costs in connection with this Agreement and the other Loan Documents.

Section 7.1.8           Future Guarantors, Security, etc. The Borrower will, and will cause each of its Subsidiaries (other than EXXI Insurance, any other CFC, EXXI Holdings or EXXI GIGS Services) to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including filing Mortgages and Mortgage supplements) that may be required under Applicable Law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents. The Borrower will promptly and in any event within five (5) Business Days notify the Administrative Agent of the creation or acquisition of any Subsidiary and will cause any subsequently acquired or organized Subsidiary (other than EXXI Insurance, any other CFC, EXXI Holdings or EXXI GIGS Services) to execute, within 30 days (or such longer period as the Administrative Agent may agree) of its acquisition or organization, a supplement (in form and substance reasonably satisfactory to the Administrative Agent) to the Guaranty and each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that (a) the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and its U.S. Subsidiaries (including real and personal property acquired subsequent to the Effective Date) other than EXXI Holdings and EXXI GIGS Services, and the Capital Securities of its Subsidiaries (other than the Excluded Securities of EXXI Insurance or any other CFC). Without limiting the foregoing, the Borrower for itself and on behalf of its Subsidiaries agrees that the Administrative Agent is hereby authorized to file, at such times as the Administrative Agent deems necessary or desirable, Filing Statements naming the Borrower or any Subsidiary Guarantor as debtor and describing the collateral as “all personal property” or “all assets” of such debtor whether now or hereafter acquired, or words of like import.

Section 7.1.9           Cash Management. The Borrower will keep all of its operating accounts, Deposit Accounts, Securities Accounts (as such term is defined in the UCC) and other bank accounts separate from, and will not co-mingle any of its cash or money with, those of other Persons other than its Subsidiary Guarantors. The Borrower will and will cause the Subsidiary Guarantors at all times to maintain all of its and their respective Deposit Accounts, Securities Accounts and other bank accounts, including the accounts set forth in Item 6.19(a) or 6.19(b) of the Disclosure Schedule, subject of a Control Agreement. Notwithstanding the foregoing, the accounts set forth in Item 7.1.9 of the Disclosure Schedule (which may be updated from time to time by the Borrower with the consent of the Administrative Agent) shall not be required to be subject to a Control Agreement. The Borrower will, and will cause each Subsidiary Guarantor to: (a) ensure that such Person’s Account Debtors forward payment of all amounts owed by them to such Person to one of the Deposit Accounts of such Person that is the subject of a Control Agreement, and (b) deposit, or cause to be deposited, promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of such Person’s Collections in one of the Deposit Accounts of such Person that is the subject of a Control Agreement. The Borrower will use commercially reasonable efforts to ensure, prior to any termination or expiration of a Control Agreement relating to the Deposit Accounts initially set forth on Item 6.19(a) of the Disclosure Schedule or the Securities Accounts initially set forth on Item 6.19(b) of the Disclosure Schedule, that such Deposit Accounts or Securities Accounts and amounts therein are replaced with Deposit Accounts or Securities Accounts subject to a Control Agreement. The Borrower shall close or cause to be closed any of such Deposit Accounts or Securities Account (and establish replacement (or utilize existing) Deposit Accounts or Securities Accounts in accordance with the foregoing sentence) promptly and in any event within 30 days after notice from the Administrative Agent that the creditworthiness of any depository institution holding such Deposit Account or Securities Account is no longer acceptable in the Administrative Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days after notice from the Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the depository institution holding such Deposit Account or Securities Account is no longer acceptable in the Administrative Agent’s reasonable judgment.

Section 7.1.10         Proceeds Account. The Mortgages contain an assignment to the Administrative Agent by the Borrower and the Subsidiary Guarantors, as applicable, of all Production and Production Proceeds (in each case as defined in the Mortgages). Notwithstanding such assignment, the Borrower or such Subsidiary Guarantor, as applicable, may, until the Administrative Agent shall give notice to the contrary, as provided in Section 3.1 of the Mortgages, receive such Production and Production Proceeds. Thereafter, all Production and Production Proceeds shall be paid directly into an account of the Borrower maintained with the Administrative Agent (as applicable, a “Proceeds Account”). The Borrower hereby grants to the Administrative Agent for the benefit of the Secured Parties, subject to the prior assignment in favor of the Administrative Agent of such Production and Production Proceeds, a security interest in each Proceeds Account and all proceeds thereof.

Section 7.1.11         Maintenance of Liens on Properties. The Borrower shall cause the Mortgaged Properties to constitute at least ninety percent (90%) of the total value of the Proved Reserves of the Borrower and the Subsidiary Guarantors and at least ninety percent (90%) of the total value of the Proved Developed Producing Reserves of the Borrower and the Subsidiary Guarantors (in this Section called the “Required Percentages”). Within thirty (30) days following (i) in the event that the Borrowing Base Initiation Date shall not have occurred, the delivery of a Reserve Report pursuant to Section 2.8.2 or Section 2.8.3 and (ii) in the event that the Borrowing Base Initiation Date shall have occurred, each determination or redetermination of the Borrowing Base, the Borrower will execute and deliver documentation in form and substance reasonably satisfactory to the Administrative Agent, granting to the Administrative Agent first perfected Liens (subject to Liens permitted by Section 7.2.3) on Oil and Gas properties that are not then part of the Mortgaged Properties, sufficient to cause the Mortgaged Properties to include the Required Percentages. In addition, the Borrower will furnish to the Administrative Agent title due diligence in form and substance reasonably satisfactory to the Administrative Agent and will furnish all other documents and information relating to such properties as the Administrative Agent may reasonably request.

Section 7.1.12         Hedging Agreements. Except to the extent the Borrower has complied in all respects with the requirements provided in Section 7.2.10(e) hereof in respect of any cancellation, termination, modification, offset or unwinding of any hedging position of any Obligor, the Borrower shall not and shall not permit any of its Subsidiaries to, assign, terminate or unwind any of the Hedging Agreements reflected in the hedging positions set forth on a certificate delivered pursuant to Section 7.1.1(s)(i) or sell any of such Hedging Agreements.

Section 7.1.13         Title Information. On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 2.8, the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 90% of the total value of the Proved Reserves evaluated by such Reserve Report. If the Borrower has provided title information for additional Properties under the preceding sentence, the Borrower shall, within 90 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 7.2.3 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Liens permitted by Section 7.2.3 having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 90% of the total value of the Proved Reserves evaluated by such Reserve Report.

Section 7.1.14         Right of Inspection. The Borrower will permit, and will cause each of its Subsidiaries to permit, any officer, employee or agent of the Administrative Agent or of any Secured Party to visit and inspect any of the assets of any such Person, examine each such Person’s books of record and accounts, take copies and extracts thereof and therefrom, and discuss the affairs, finances and accounts of each such Person with each such Person’s officers, accountants and auditors, all upon prior written notice to the Borrower at such reasonable times during the Borrower’s or such Person’s normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the Borrower or such Person) and as often as the Administrative Agent or any Lender may reasonably request. Notwithstanding the foregoing, as long as no Default or Event of Default has occurred and is continuing, the Borrower will not be required to bear the expense of more than (x) four (4) inspections by the Administrative Agent and the Secured Parties during any twelve (12) month period prior to the Test Date and (y) two (2) inspections by the Administrative Agent and the Secured Parties during any twelve (12) month period after the Test Date; provided that if a Default or an Event of Default has occurred and is continuing, the Administrative Agent and Secured Parties shall be entitled to conduct more frequent inspections at the expense of the Borrower. The Borrower shall pay any fees of such independent public accountant of the Borrower incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section.

Section 7.1.15         Further Assurances. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, if requested, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith. The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of any Mortgaged Property or any part thereof or any other collateral without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof or any other collateral shall be sufficient as a financing statement where permitted by law. The Borrower shall notify the Administrative Agent of any name change of any of the Borrower’s Subsidiaries in accordance with the Pledge and Security Agreement.

Section 7.1.16         Minimum Liquidity. During each period from July 1st to October 31st of each calendar year, the Borrower will at all times maintain Liquidity of at least $10,000,000; provided, however, that in the event that during such calendar year the Borrower’s or any Guarantor’s Oil and Gas Properties shall suffer hurricane damage, the Administrative Agent, upon the request of the Borrower, is authorized to reduce such $10,000,000 for such calendar year to an amount (not less than zero) consented to by the Administrative Agent.

Section 7.1.17         Keepwell. Each Obligor that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to such Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its payment obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 7.1.17 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 7.1.17 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 7.1.17 to constitute, and this Section 7.1.17 shall be deemed to constitute a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 7.1.18         Anti-Money Laundering Laws. The Borrower shall and shall cause each of its Subsidiaries to, conduct its operations at all times in compliance with all Anti-Money Laundering Laws.

Section 7.1.19         Anti-Hoarding Provision.

(a)          From such time as Revolving Loans have been made hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, use the proceeds of any Revolving Loan to accumulate or maintain cash or cash equivalents in any Deposit Account, Securities Account or other bank or investment account outside the ordinary course of business and its working capital requirements.

(b)          If (i) an Event of Default described in Section 8.1.1, Section 8.1.3 (but only as the result of non-compliance with Section 7.2.4) or clauses (c) or (d) of Section 8.1.9 shall have occurred and be continuing or (ii)  the Borrower shall fail to use the proceeds of any Revolving Loan as provided in clause (a) of the fifth paragraph of any Borrowing Request delivered pursuant to Section 5.2.2 within five days, the Borrower and the Subsidiary Guarantors’ shall prepay, first, Revolving Loans and, then, Term Loans and Cash Collateralize Letters of Credit as follows: (x) at the close of business on any Wednesday except during the period described in clause (y) following (each a “Consolidated Cash Sweep Date”), if the Borrower and the Subsidiary Guarantors have a Consolidated Cash Balance in excess of $10,000,000 or (y) at the close of business on any Wednesday during the period from July 1st to October 31st of each calendar year, if the Borrower and the Subsidiary Guarantors have a Consolidated Cash Balance in excess of the positive difference, if any, between (a) $15,000,000 minus (B) the Available Amount) (in each such case, the amount determined pursuant to (x) or (y) the “Excess Cash”), then on the next Business Day the Borrower will prepay Revolving Loans (if any) in an amount equal to such Excess Cash and, to the extent such Excess Cash is in an amount greater than the total outstanding principal amount of Revolving Loans, the Borrower will prepay the Term Loans in an amount equal to such Excess Cash not used to so prepay Revolving Loans and, to the extent such Excess Cash is in an amount greater than the total outstanding principal amount of the outstanding Loans, the Borrower shall use such cash to Cash Collateralize Letter of Credit Outstandings as provided in Section 2.6.7. Each prepayment of Loans pursuant to this Section 7.1.19(b) will be applied as directed by the Borrower, provided that if the Borrower does not provide instructions for the application of such prepayment, such prepayment shall be applied first, ratably to any Base Rate Loans then outstanding, and, second to any LIBO Rate Loans then outstanding, and if more than one LIBO Rate Loan is then outstanding, to each such LIBO Rate Loan in order of priority beginning with the LIBO Rate Loan with the least number of days remaining in the Interest Period applicable thereto and ending with the LIBO Rate Loan with the most number of days remaining in the Interest Period applicable thereto. Each prepayment of Loans pursuant to this Section 7.1.19 shall be applied ratably to the Revolving Loans and/or Term Loans (as the case may be) included in the prepaid Loans.

Section 7.2.          Negative Covenants. The Borrower covenants and agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 7.2.1           Business Activities; International Operations. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities in which it has historically engaged and activities reasonably incidental thereto (which such activities include the making of any Investment as permitted pursuant to Section 7.2.5). From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses not located within the geographical boundaries of the United States or the offshore area in the Gulf of Mexico over which the United States of America asserts jurisdiction or otherwise purchase, make, incur, assume or permit to exist any Investment in any Person (other than EXXI Insurance) not organized under the laws of the United States or one of the States thereof.

Section 7.2.2           Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          the Obligations;

(b)          Hedging Obligations incurred in compliance with Section 7.2.19;

(c)          [Reserved];

(d)          unsecured Indebtedness (i) for open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services (including insurance premium payables in the ordinary course) that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds or similar assurance undertakings provided in the ordinary course of business or as required by Applicable Law, but excluding (in each case), funded Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e)          Indebtedness (i) incurred to finance the acquisition of equipment of the Borrower and the Subsidiary Guarantors (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and the Subsidiary Guarantors (provided that, such Indebtedness is incurred within 60 days of the acquisition of such property) and (ii) in respect of Capitalized Lease Liabilities; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $2,500,000;

(f)          Indebtedness of any Subsidiary Guarantor owing to the Borrower or any other Subsidiary Guarantor;

(g)          Indebtedness of EXXI Holdings and EXXI GIGS Services set forth on Schedule IV;

(h)          [Reserved];

(i)          Indebtedness of a Person existing at the time such Person became a Subsidiary of the Borrower, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary;

(j)          endorsements of negotiable instruments for collection in the ordinary course of business; and

(k)         unsecured Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding;

provided, that no Indebtedness otherwise permitted by clauses (e), (i) or (l) shall be incurred, assumed, created, Refinanced or otherwise incurred if an Event of Default, or a Borrowing Base Deficiency has occurred and is then continuing or would result therefrom.

Section 7.2.3           Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a)          Liens securing payment of the Obligations;

(b)          Liens on the Property of EXXI Holdings and EXXI GIGS Services, respectively, securing the Indebtedness of such Subsidiaries described in Section 7.2.2(g);

(c)          [Reserved];

(d)          Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that, (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the Fair Market Value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e)          Liens securing Indebtedness permitted by clause (i) of Section 7.2.2; provided that, such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f)          Liens in favor of carriers, warehousemen, mechanics, contractors, laborers, suppliers, operators, non-operators, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)          Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds or similar assurance undertakings;

(h)          judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i)          easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j)          Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k)          [Reserved];

(l)          any zoning or similar law or right reserved or vested in any Governmental Authority to control or regulate the use of any real property or retaining rights of ownership therein;

(m)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(n)          easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(o)          royalties, overriding royalties, reversionary interests, production payments and similar burdens granted by the Borrower or any Subsidiary Guarantor with respect to its Oil and Gas Properties to the extent such burdens do not reduce the Borrower’s or such Subsidiary Guarantor’s net interests in production in its Oil and Gas Properties below the interests reflected in each Reserve Report or the interests warranted under this Agreement or the applicable Mortgage and do not operate to deprive the Borrower or any Subsidiary Guarantors of any material rights in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(p)          Liens on any leased real property granted to landlords under any leases;

(q)          Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(r)          Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement;

(s)          licenses of intellectual property, none of which, in the aggregate, interfere in any material respect with the business of the Borrower or any Subsidiary or materially detract from the value of the relevant assets of the Borrower or such Subsidiary;

(t)          Liens permitted under the Loan Documents; and

(u)         Liens not otherwise permitted under this Section 7.2.3 in an aggregate principal amount at any time outstanding not to exceed $1,000,000.

Section 7.2.4           Financial Condition. The Borrower will not permit any of the events set forth below to occur.

(a)          The Borrower will not permit the Current Ratio as of the last day of any Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2018, to be less than 1.00 to 1.00.

(b)          The Borrower will not permit the First Lien Leverage Ratio as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2018, to be greater than 4.00 to 1.00.

Section 7.2.5           Investments. The Borrower will not, and will not permit any Subsidiary to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)          Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b)          Cash Equivalent Investments;

(c)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)          Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary Guarantor in connection with any Disposition permitted under Section 7.2.10;

(e)          Investments by way of contributions to capital or purchases of Capital Securities (i) by the Borrower in any Subsidiaries (other than EXXI Insurance, EXXI Holdings or EXXI GIGS Services) or by any Subsidiary in other Subsidiaries (other than EXXI Insurance, EXXI Holdings or EXXI GIGS Services), or (ii) by any Subsidiary in the Borrower;

(f)          Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g)          Investments made as part of the acquisition of Capital Securities constituting Permitted Acquisitions permitted under clause (d) of Section 7.2.9; provided that, such Investments shall result in the acquisition of a wholly owned Subsidiary;

(h)          intercompany loans, advances or guaranties among the Borrower and the Subsidiary Guarantors, all to the extent permitted by clause (f) of Section 7.2.2, clause (e) of this Section 7.2.5 and Section 7.2.12;

(i)          [Reserved];

(j)          loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any Subsidiaries, in each case only as permitted by Applicable Law, including, if applicable, Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $100,000 in the aggregate at any time;

(k)          [Reserved]

(l)          other Investments made by the Borrower and the Subsidiary Guarantors in an amount not to exceed $1,000,000 at any time outstanding; and

(m)          [Reserved]

provided that,

(n)          any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(o)          no Investment otherwise permitted by clauses (g), (j), or (l) shall be permitted to be made if any Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom.

Section 7.2.6           Restricted Payments; etc. The Borrower will not, and will not permit any Subsidiary Guarantor to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except:

(a)          Restricted Payments made by Subsidiaries to the Borrower or wholly owned Subsidiaries (other than to EXXI Insurance, EXXI Holdings, or EXXI GIGS Services); and

(b)          Restricted Payments made by the Borrower and/or a Subsidiary Guarantor to EXXI Insurance for the payment of premiums for insurance and other costs related to the operation of EXXI Insurance; provided, that such Restricted Payments shall not exceed the amount that Borrower or such Subsidiary Guarantor would pay as a premium in an arm’s-length transaction with a Person that is not an Affiliate and otherwise in accordance with Section 7.1.4.

Section 7.2.7            [Reserved].

Section 7.2.8           Issuance of Capital Securities. The Borrower will not permit any of its Subsidiaries to issue any Capital Securities (whether for value or otherwise) to any Person other than (in the case of Subsidiaries other than EXXI Insurance, EXXI Holdings and EXXI GIGS Services) to the Borrower or another wholly owned Subsidiary (other than to EXXI Insurance, EXXI Holdings or EXXI GIGS Services).

Section 7.2.9           Consolidation, Merger; Permitted Acquisitions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge or amalgamate into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except:

(a)          any Subsidiary may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into, the Borrower or any other Subsidiary (other than EXXI Insurance, EXXI Holdings or EXXI GIGS Services), provided that, in any merger involving the Borrower, the Borrower is the surviving Person and a Subsidiary Guarantor may only merge with and into another Subsidiary Guarantor;

(b)          the assets or Capital Securities of any Subsidiary (other than EXXI Insurance) may be purchased or otherwise acquired by the Borrower or any other Subsidiary (other than EXXI Insurance, EXXI Holdings or EXXI GIGS Services); provided that, the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by the Borrower or another Subsidiary Guarantor; provided, further, that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance reasonably satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be reasonably necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein;

(c)          Investments made in accordance with Section 7.2.5;

(d)          the Borrower or any of its Subsidiary Guarantors may purchase all or substantially all of the assets of any Person (or any division thereof), or acquire such Person by merger or otherwise, in each case, if:

(i)          no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would occur after giving effect thereto; and

(ii)         such purchase or acquisition constitutes a Permitted Acquisition.

Section 7.2.10         Permitted Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of the Borrower’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a)          inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, or the discounted sale of defaulted or delinquent trade receivables written off and reserved in the ordinary course of business;

(b)          the sale of Hydrocarbons in the ordinary course of business;

(c)          farmouts of undeveloped acreage and assignments in connection with such farmouts and reassignments of acreage pursuant to farm in agreements entered into in the ordinary course of business on customary industry terms, provided that in the reasonable determination of the Administrative Agent such reassigned acreage does not have a PV 9% Value attributable thereto in excess of $250,000 or $1,000,000 in the aggregate for all such acreage so reassigned during any calendar year;

(d)          an Investment made in accordance with Section 7.2.5 and Restricted Payments made in accordance with Section 7.2.6;

(e)          the assignment, termination, modification, offset or unwinding of any hedging position of any Obligor unless the cash proceeds of such transaction shall be used to pay outstanding Loans and, if such proceeds are in excess of the total outstanding principal amount of the Loans, Borrower shall use such cash to Cash Collateralize Letter of Credit Outstandings as provided in Section 2.6.7; provided that the Borrowing Base, if any, shall automatically without further action by any Person reduce by the value attributed to such hedging position by the Administrative Agent in setting such Borrowing Base;

(f)          the sale or other Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary Guarantor (other than EXXI GOM) owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other Disposition shall be cash, (ii) the consideration received in respect of such sale or other Disposition shall be equal to or greater than the Fair Market Value of the interests that are the subject of such sale or other Disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of an Authorized Officer of the Borrower certifying to that effect), (iii) the net proceeds of such sale or other Dispositions (net of (w) reasonable and customary costs and expenses of such sale or other Dispositions, (x) taxes paid or payable as a result thereof and (y) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with such Disposition) shall be used to pay outstanding Loans (with such payments applied in accordance with Section 3.1) and, if the net proceeds are in excess of the total outstanding principal amount of the Loans Borrower shall use such cash to Cash Collateralize Letter of Credit Outstandings as provided in Section 2.6.7 and (iv) the Borrowing Base, if any, shall automatically and immediately without further action by any Person reduce by the amount of such net proceeds from such sale or Disposition but not to less than zero;

(g)          licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Borrower or any Subsidiary Guarantor;

(h)          the abandonment of intellectual property that is no longer material to the operation of the business of the Borrower or any Subsidiary Guarantor; and

(i)           sales and other Dispositions of Properties not otherwise expressly permitted by Section 7.2.10(a) to (h) having a Fair Market Value not to exceed $2,500,000 during any 12-month period.

Section 7.2.11         Modification of Certain Agreements. The Borrower will not, and will not permit any Subsidiary Guarantor to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in the Organic Documents of the Borrower or any Subsidiary Guarantor, if the result would have an adverse effect on the rights or remedies of any Secured Party.

Section 7.2.12         Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind that would be entered into by a prudent Person in the position of the Borrower or such Subsidiary Guarantor with a Person that is not one of its Affiliates other than:

(a)          transactions among the Obligors otherwise permitted hereunder (advances by the Borrower and/or Subsidiary Guarantors to EXXI Insurance for purposes of obtaining insurance policies are expressly permitted hereunder so long as such transactions satisfy clause (i) above);

(b)          reasonable fees and compensation (including employee benefits) paid to, an indemnity provided for the benefit of, officers, directors, board members, employees or consultants of the Borrower or any Subsidiary as determined in good faith by the Borrower’s board of directors;

(c)          the payment of Restricted Payments as provided under Section 7.2.6; and

(d)          the leases set forth in Item 7.2.16 of the Disclosure Schedule.

Section 7.2.13         Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting or restricting:

(a)          the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)          the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c)          the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, or (iii) any agreements of EXXI Holdings and EXXI GIGS Services in effect on the Effective Date, as the case may be.

Section 7.2.14         Sale and Leaseback. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

Section 7.2.15         Pension Plans. The Borrower will not, and will not permit any of its Subsidiaries to make any contribution in respect of any Pension Plan in any Fiscal Year in excess of the maximum amount recommended to be contributed by the Borrower and its Subsidiaries as determined by a valuation provided to the Borrower by a nationally recognized agency providing such valuations for purposes of complying with ERISA, the Code and Internal Revenue Service rules and regulations.

Section 7.2.16         Limitation on Leases. Except for the leases set forth in Item 7.2.16 of the Disclosure Schedule, neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests and short term operating leases having a term of not more than six months incurred in the ordinary course of business), under leases or lease agreements that would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $1,000,000 in annual payments of rent for any period of twelve consecutive calendar months during the life of such leases.

Section 7.2.17         Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 7.1.8. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Capital Securities in any of its Subsidiaries except in compliance with Section 7.2.5(e) or Section 7.2.10(f).

Section 7.2.18         Gas Imbalances, Take or Pay or Other Prepayments. The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary Guarantor that would require the Borrower or such Subsidiary Guarantor to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed 1.5 bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.2.19         Restrictions on Hedging Agreements. (a)  Neither the Borrower nor any Subsidiary will enter into or maintain any Hedging Agreements with any Person except that the Borrower may enter into or maintain (i) commodity Hedging Agreements with Lenders or Affiliates thereof; (ii) Hedging Agreements in respect of interest rates with Lenders or Affiliates thereof effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Hedging Agreements of the Borrower and the Subsidiary Guarantors then in effect effectively converting interest rates from floating to fixed) do not exceed 50% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a floating rate; and (iii) Hedging Agreements required under Section 7.1.12.

(b)          With respect to any commodity Hedging Agreements permitted hereunder, as at any date, notional volumes (for the absence of doubt, notional volumes related to puts that are not executed in conjunction with any other Hedging Agreements are excluded) shall not exceed as of the date such Hedging Agreement is entered into, 75% of the reasonably anticipated projected production from the Obligors’ Proved Developed Producing Reserves determined by reference to the Reserve Report most recently delivered pursuant to this Agreement and such other supplemental reserve information as has been provided to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent for each month during the period during which such Hedging Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately, and the tenor of which is not more than 60 months from the date such Hedging Agreement is entered into.

(c)          As at any date, notional volumes corresponding to basis swaps covering Oil and Gas Properties of the Obligors shall not exceed as of the date such Hedging Agreement is entered into, 75% of the reasonably anticipated projected production from the Obligors’ Proved Developed Producing Reserves determined by reference to the Reserve Report most recently delivered pursuant to this Agreement and such other supplemental reserve information as has been provided to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent for each month during the period during which such Hedging Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately and the tenor of which is not more than 60 months from the date such Hedging Agreement is entered into.

(d)          Notwithstanding anything in this Section to the contrary, by no later than July 1st of each calendar year, notional volumes (for the absence of doubt, notional volumes related to puts that are not executed in conjunction with any other Hedging Agreements are excluded) shall not exceed 55% of the reasonably anticipated projected production from the Obligors’ Proved Developed Producing Reserves determined by reference to the Reserve Report most recently delivered pursuant to this Agreement and such other supplemental reserve information as has been provided to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent for each month for each of crude oil, natural gas and natural gas liquids, calculated separately for the delivery period from July 1 of such calendar year through October 31 of such calendar year, provided that all calculations of reasonably estimated projected crude oil, natural gas, and natural gas liquids production made by the Borrower shall be made in a manner consistent with oil and gas production and reserve estimating techniques of, and reserve category definitions provided by, the Society of Petroleum Engineers.

(e)          [Reserved]

(f)          Notwithstanding anything herein to the contrary, the Borrower will not enter into any Hedging Agreements other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates, commodity prices and/or basis risk and not for the purpose of speculation.

(g)          Notwithstanding anything in this Section to the contrary, an Obligor’s maintenance of Hedging Agreements or hedging positions in violation of clauses (b) through (d) above is not a Default or an Event of Default under this Section 7.2.19 if: (i) such Obligor was in compliance with the requirements of this Section 7.2.19 at the time of the entering into of any such Hedging Agreements or hedging positions; and (ii) after the time of the entering into of any such Hedging Agreements or hedging positions, a decrease in the reasonably estimated projected crude oil, natural gas and natural gas liquids production, respectively, determined by reference to the Reserve Report most recently delivered pursuant to this Agreement from the Obligors’ Proved Developed Producing Reserves causes such Obligor to no longer be in compliance with Section 7.2.19 and such non-compliance lasts for a period of not longer than five (5) Business Days.

Section 7.2.20         Anti-Corruption Laws. None of the members of the Group nor any director, officer, employee, or agent acting on behalf of any of the foregoing shall (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) offer, pay, give, promise to pay, authorize the payment of, or take any action in furtherance of the payment of anything of value directly or indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage or (iii) by act or omission, violate any Anti-Corruption Laws.

Section 7.2.21         Sanctioned Payments. The Borrower and its Subsidiaries shall not, and shall not authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that would reasonably be expected to result in any member of the Group or any Lender being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

ARTICLE 8.

EVENTS OF DEFAULT

Section 8.1.          Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

Section 8.1.1           Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of

(a)          any principal of any Loan or any Reimbursement Obligation; or

(b)          any interest, any fee described in Article 3 or any other monetary Obligation and such default shall continue unremedied for a period of three (3) Business Days after such amount was due.

Section 8.1.2           Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article 5) is or shall be incorrect when made or deemed to have been made in any material respect (or if such representation or warranty contains a materiality qualifier, such representation or warranty is or shall be incorrect when made or deemed to have been made).

Section 8.1.3           Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under Section 7.1.1(a)-(e) and (p)(iii), Section 7.1.7, Section 7.1.18, Section 7.1.19 or Section 7.2, or any Guarantor shall default under any payment or guarantee obligation under a Guaranty, or, except as expressly permitted by this Agreement, the Borrower or any Guarantor shall fail to preserve and maintain its legal existence.

Section 8.1.4           Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier of (a) the date of such default or the date that any Obligor has knowledge of such Default, or (b) the date notice thereof is given to the Borrower by the Administrative Agent or any Lender.

Section 8.1.5           Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $5,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

Section 8.1.6           Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $5,000,000 (exclusive of (i) any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order and (ii) any judgment or order arising as part of, or subject to payment pursuant to, the Chapter 11 Cases) shall be rendered against the Borrower or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

Section 8.1.7           Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a)          the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(b)          a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

Section 8.1.8           Change in Control. Any Change in Control shall occur.

Section 8.1.9           Bankruptcy, Insolvency, etc. The Borrower or any of its Subsidiaries shall:

(a)          become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(b)          apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c)          in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, receiver manager, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, receiver manager, sequestrator or other custodian shall not be discharged within 60 days; provided that, the Borrower and each Subsidiary hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d)          permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, the Borrower or each Subsidiary hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e)          take any action authorizing, or in furtherance of, any of the foregoing.

Section 8.1.10         Impairment of Security, etc. Any Loan Document shall (except (i) in accordance with its terms or (ii) Bank Product Agreements or Hedging Agreements), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Lien shall (except in accordance with the terms of any Loan Document), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor subject thereto in respect of any material portion of the Collateral; any Obligor or any other party shall contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien with respect to any material portion of the Collateral.

Section 8.2.          Action if Bankruptcy. If any Event of Default described in clauses (c) through (d) of Section 8.1.9 occurs with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (other than those arising under Bank Product Agreements or Hedging Agreements) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

Section 8.3.          Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (c) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (other than those arising under Bank Product Agreements or Hedging Agreements) (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations (other than those arising under Bank Product Agreements or Hedging Agreements) that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower and each other Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

ARTICLE 9.

THE ADMINISTRATIVE AGENT AND ISSUERS

Section 9.1.          Actions. Each Lender and each Issuer hereby appoints WFBNA as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and to appoint other agents or sub-agents to assist in its actions under the Loan Documents and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of Applicable Law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents). Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document, (including reasonable attorneys’ fees), and as to which the Administrative Agent, is not reimbursed by the Borrower, and without limiting Borrower’s obligations to do so; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses that are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Secured Parties; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable requirements of law.

Section 9.2.          Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing of Loans that such Lender will not make available the amount that would constitute its Percentage of such Borrowing of Loans on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing of Loans and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

Section 9.3.          Exculpation. None of the Administrative Agent or any Issuer or any of their respective Affiliates or any of their respective directors, officers, employees or agents (each, an “Agent Indemnified Party”) shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment), nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry that may be made by the Administrative Agent or any Issuer shall not obligate any of them to make any further inquiry or to take any action. The Administrative Agent and any Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing that it believes to be genuine and to have been presented by a proper Person. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND SPECIFICALLY WITH REFERENCE TO THE PROVISIONS OF SECTIONS 9.1, 9.3, 9.5 AND 9.10, IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND EACH ISSUER INDEMNIFIED PARTY BE REIMBURSED OR INDEMNIFIED IN THE CASE OF, AND NOT BE LIABLE FOR, ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 9.4.          Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent that shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Administrative Agent is unable to find a commercial banking institution that is willing to accept such appointment and that meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

Section 9.5.          Revolving Credit Extensions by Administrative Agent and Issuers. The Administrative Agent and each Issuer shall have the same rights and powers with respect to (a) the Revolving Credit Extensions made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent or an Issuer, as the case may be. The Administrative Agent or any Issuer and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Administrative Agent were not the Administrative Agent hereunder or as if such Issuer were not Issuer hereunder, as the case may be.

Section 9.6.          Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent, the Issuers and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent, the Issuers and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents. In this regard, each Lender and Issuer acknowledges, agrees and consents that Willkie Farr & Gallagher LLP is acting in this transaction as special counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 9.7.          Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received (other than Borrowing Requests, Issuance Requests and other notices delivered pursuant to Articles 2 and 3) for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

Section 9.8.          Reliance by Administrative Agent and Issuers. The Administrative Agent and each Issuer shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram, email or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or such Issuer. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent and each Issuer shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Hedging Agreement or Bank Product Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Hedging Agreement or Bank Product Agreement, as the case may be. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Hedging Agreements or Obligations in respect thereof or Bank Product Agreement or Bank Product Obligations are in existence or outstanding between any Secured Party and any Obligor.

Section 9.9.          Defaults. Neither the Administrative Agent nor any Issuer shall be deemed to have knowledge or notice of the occurrence of a Default or Borrowing Base Deficiency unless it has received a written notice from a Secured Party or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Borrowing Base Deficiency as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

Section 9.10.         Posting of Approved Electronic Communications. (a)  In addition to providing the Administrative Agent with all originals or copies of all Communications (as defined below) in the manner specified by Section 10.2, the Borrower hereby also agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

(b)          The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)          The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e)          Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.11.         Proofs of Claim. The Secured Parties and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 8.1.9, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any of the Obligors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any of the Obligors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent and other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and its agents and counsel and all other amounts due the Administrative Agent and other Secured Parties) allowed in such judicial proceeding; and

(b)          to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding. Further, nothing contained in this Section shall affect or preclude the ability of any Secured Party to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Secured Party’s outstanding Obligations.

Section 9.12.         Security Matters; Authority of Administrative Agent to Release Collateral. (a)  Each Lender and each Issuer and other Secured Party (by their acceptance of the benefits of any Collateral) acknowledges and agrees that the Administrative Agent has entered into the Security Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Security Documents, acknowledge receipt of copies of such Security Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder. All rights, powers and remedies available to the Administrative Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the provisions of such Security Documents. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of such Security Documents, the terms and provisions of such Security Documents shall govern and control except that this Agreement shall govern and control the rights, powers, duties, immunities and indemnities of the Administrative Agent. The Administrative Agent may, without the consent of the Issuers or Lenders, (i) amend, supplement, restate or otherwise modify any Control Agreement and other Security Documents in order to cure any defect or inconsistency therein, to make any change not inconsistent with the provisions thereof or to cure any ambiguity or correct any mistake therein, provided that such amendment, supplement, restatement or modification does not adversely affect the interests of any Secured Parties and (ii) agree to such replacements, updates and supplements of any exhibit or schedule to a Control Agreement and the exhibits and schedules to the Security Documents as the Administrative Agent deems reasonable, including without limitation to update any supplemental information, add additional accounts or replace or terminate existing accounts; provided that clauses (i) and (ii) above shall not be construed to permit the Administrative Agent to agree to changes of the type described in clauses (a) through (g) of Section 10.1 unless the Administrative Agent shall have obtained the requisite consents as specified in Section 10.1.

(b)          Each Lender, Issuer and other Secured Party (by their acceptance of the benefits of any Collateral) hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender, Issuer and other Secured Party hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other Disposition of Property to the extent such sale or other Disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Loan Documents.

(c)          Any Secured Party may assign or otherwise transfer (in whole or in part) its interest pursuant to any Hedging Agreement with the Borrower (or a Subsidiary Guarantor) to an Approved Counterparty that is or becomes a Lender or an Affiliate of a Lender at the time of such transfer and such Hedging Agreement shall remain secured by the Loan Documents to the same extent that such Hedging Agreement was secured hereunder when the original Secured Party was the counterparty to such Hedging Agreement.

Section 9.13.         Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuer an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 4.6, each Lender and the Issuer shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuer under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreement in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

Section 10.1.         Waivers, Amendments, etc. The provisions of each Loan Document (other than Hedging Agreements, Letters of Credit or the Fee Letter, which shall be modified only in accordance with their respective terms, or as otherwise permitted under Section 9.12 hereof) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, that no other such amendment, modification or waiver shall:

(a)              modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section 10.1, in each case, without the consent of all Lenders;

(b)             increase the aggregate amount of any Revolving Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the Commitment Termination Date of Revolving Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loans, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c)             reduce the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article 3 payable to any Lender or extend the date on which principal, interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);

(d)             reduce the percentage set forth in the definition of “Required Lenders” or “Required Borrowing Base Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e)             increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(f)              except as otherwise expressly provided in a Loan Document, release (i) the Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under the Guaranty or any Security Document to which it is a party or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or

(g)             affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or any Issuer (in its capacity as Issuer), unless consented to by the Administrative Agent or such Issuer, as the case may be.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions or events. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 10.2.          Notices; Time. All notices and other communications provided under each Loan Document shall be in writing, by facsimile or by electronic mail and addressed, delivered or transmitted, if to the Borrower, the Administrative Agent, a Lender or an Issuer, to the applicable Person at its address or facsimile number or e-mail address set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number or e-mail address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile or by electronic mail, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may also be used to distribute routine communications by the Administrative Agent to each Lender, such as financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time. Any notice received by a recipient after its normal business hours shall be deemed received upon the opening of such recipient’s next Business Day.

Section 10.3.          Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Lead Arrangers and the Administrative Agent (including the reasonable and documented fees and out-of-pocket expenses of Willkie Farr & Gallagher LLP, counsel to the Administrative Agent, and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent and including, without limitation, the reasonable and documented fees, charges and disbursements of other outside consultants (including technical and financial advisors) for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all Intralinks expenses, and the cost of environmental audits and surveys and appraisals) in connection with:

(a)           the review, negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(b)           the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c)            the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes that may be payable in connection with the execution or delivery of each Loan Document, the Revolving Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse the Secured Parties upon demand for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and legal expenses of one counsel for the Lenders and the reasonable and documented fees and expenses of outside consultants) and settlement costs incurred in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

Section 10.4.          Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party, the Affiliates of each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a)           any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Revolving Credit Extension or Term Loan;

(b)           the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Revolving Credit Extension, provided that, any such action is resolved in favor of such Indemnified Party);

(c)           the Loan Documents, the Revolving Credit Extensions, the Term Loans and the extension of the Commitments, the failure of any Obligor to comply with the terms of the Loan Documents or Applicable Law, the inaccuracy of any representation or warranty of any Obligor set forth in the Loan Documents or in a certificate, instrument or document delivered in connection therewith, and the use by any Obligor of the proceeds of any Revolving Credit Extension or Term Loan;

(d)           any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(e)           any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(f)            the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(g)           each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

provided that the Borrower shall not be required to indemnify any Indemnified Party to the extent the applicable Indemnified Liability (i) arises by reason of such Indemnified Party’s gross negligence or willful misconduct, (ii) resulted from a claim brought by the Borrower against any Indemnified Party of any material breach in bad faith of such Indemnified Party’s funding obligations under this Agreement or (iii) is on account of a dispute solely among Indemnified Parties (other than the Administrative Agent in its role as such) to the extent such dispute does not involve and is not related to any act, omission or representation on the part of, or any information provided by or on behalf of any Obligor, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state, provincial or foreign equivalent, or any similar law now existing or hereafter enacted, except for liabilities arising from an Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition that results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under Applicable Law. To the extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. No Indemnified Party referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 10.5.         Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4), until the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

Section 10.6.         Severability. Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.7.          Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

Section 10.8.          Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when the conditions in Section 5.1 have been satisfied or waived in accordance with the provisions hereof and of the Confirmation Order. The parties hereto agree that delivery of a counterpart of a signature page to this Agreement and each other Loan Document by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.

Section 10.9.          Governing Law. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 10.10.        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders.

Section 10.11.       Sale and Transfer of Revolving Credit Extensions; Participations in Revolving Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below.

(a)            Any Lender may, with the consent of the Administrative Agent, each Issuer and, so long as no Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed and shall not be required for an assignment to any other Lender, or Affiliate thereof), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans at the time owing to it); provided that:

(i)          the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder), principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless (A) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (B) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, (C) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, or (D) such assignment is to one or more Eligible Assignees managed by an Affiliate of such Eligible Assignee(s) and the aggregate amount of such assignments is not less than $1,000,000;

(ii)         each assignment (whether a partial or complete assignment) shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans (including the Revolving Loans and the Term Loans), the Revolving Credit Commitments, and the Letter of Credit Commitments assigned and any assignment that does not include the same Percentage of the Revolving Loans, the Revolving Credit Commitments, the Letter of Credit Commitments and the Term Loans shall be null and void and of no effect; and

(iii)        the parties to each assignment shall (A) electronically execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent or (B) with the consent of the Administrative Agent, manually execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with, in either case, a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

(b)          Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 10.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement that by their terms survive the termination of this Agreement). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment that does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent ten days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth day.

(c)          The Administrative Agent shall record each assignment made in accordance with this Section 10.11 or in accordance with Section 2.9 in the Register pursuant to clause (a) of Section 2.7 and periodically give the Borrower notice of such assignments. The Register shall be available for inspection by the Borrower and any Lender, as to its Commitments only, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in clauses (a) through (d) or (f) of Section 10.1, in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e)          A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, as of the time of the sale of such participation, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower to comply with the requirements set forth in Section 4.6 as though it were a Lender. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation unless the Participant’s request for the Borrower’s prior written consent for the Participation described in the first sentence of this clause states that such greater Taxes would be applicable to such Participant, it being understood that the Participant shall be entitled to additional payments under Section 4.6 to the extent such Lender selling the participation would be entitled to any payment resulting from a Change in Law occurring after the time the participation was sold. Each Lender that sells a participation or makes a grant to a SPC shall, acting solely for this purpose as a non-fiduciary agent of the Borrower maintain a register on which it enters the name and address of each Participant and SPC and the principal amounts (and stated interest) of each Participant’s or SPC’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the corresponding Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower, and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under Applicable Law, each SPC, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender. The Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC.

(h)          Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 10.11(a), any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans and Commitments to an Affiliated Lender; provided that an Affiliated Lender shall make a representation and warranty to the assigning Lender that at the time of the assignment, the Affiliated Lender is not in possession of any material non-public information (within the meaning of United States securities laws) with respect to the Borrower and its Subsidiaries that has not been disclosed to such assigning Lender or the Lenders generally (other than because any such Lender has elected not to receive such material non-public information); provided further that, by its acquisition of Loans and Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(i)          it shall not have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (B) receive any information or material prepared by the Administrative Agent, or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents;

(ii)         except with respect to any amendment, modification, waiver, consent or other action that (a) alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, (b) disproportionately affects such Affiliated Lender or (c) extends or postpones the final maturity, reduces the principal, interest or fees that are payable or releases all or substantially all the value of the Guarantees or releases Liens on all or substantially all of the Collateral, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders that are not Affiliated Lenders voted if necessary to give legal effect to this paragraph) under any Loan Document;

(iii)        the aggregate principal amount of Loans held by Affiliated Lenders at the time of such assignment may not exceed 25% of the aggregate principal amount of all Loans outstanding at such time under this Agreement; and

(iv)        any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time (and such contribution and/or exchange shall be permitted hereunder notwithstanding the non-pro rata reduction and repayment of such Lender’s Loans and Commitments hereunder as a result thereof).

Section 10.12.        Other Transactions; No Fiduciary Duty. Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person. No Secured Party shall have any fiduciary duty or obligation to the Borrower or any other Obligor with respect to any Loan Document or any transaction contemplated thereby.

Section 10.13.       Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY ISSUER, THE BORROWER OR ANY OTHER OBLIGOR IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER AND THE OTHER OBLIGORS IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER AND THE OTHER OBLIGORS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER AND THE OTHER OBLIGORS HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER AND THE OTHER OBLIGORS HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 10.14.       Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER, THE BORROWER AND THE OTHER OBLIGORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER, THE BORROWER OR SUCH OBLIGOR IN CONNECTION THEREWITH. THE BORROWER AND THE OTHER OBLIGORS EACH ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.

Section 10.15.        Confidentiality. (a)  Subject to the provisions of clause (b) of this Section, each Lender agrees that it will follow its customary procedures in an effort not to disclose without the prior consent of the Borrower (other than to its employees, agents, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender) any information that is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause by the respective Lender or any other Person to whom such Lender has provided such information as permitted by this Section, (ii) as may be required or appropriate in any report, statement or testimony or other disclosure submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Lender (including any self-regulatory body) or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or any Issuer, (vi) to any pledgee referred to in clause (f) of Section 10.11 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender and (ix) in connection with the enforcement of any rights or remedies under this Agreement or any other Loan Document.

(b)           The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.

Notwithstanding the foregoing paragraphs of this Section, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (a) the identity of participants or potential participants in the transactions contemplated herein, (b) the existence or status of any negotiations, or (c) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.

Section 10.16.     Counsel Representation. THE BORROWER AND THE OTHER OBLIGORS EACH ACKNOWLEDGE AND AGREE THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING THE BORROWER AND THE OTHER OBLIGORS TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENT OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY THE BORROWER AND THE OTHER OBLIGORS.

Section 10.17.       No Oral Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.18.        Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the Obligations of the Borrower and the other Obligors to each Lender and the other Secured Parties under this Agreement and the other Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender limiting rates of interest that may be charged or collected by such Lender or Secured Party, as applicable. Accordingly, if the transactions contemplated hereby would be usurious under Applicable Law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender, then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (a) the provisions of this Section 10.18 shall govern and control; (b) the aggregate of all consideration that constitutes interest under Applicable Law that is contracted for, charged or received under this Agreement, or under any other Loan Document or otherwise in connection with this Agreement by such Lender or Secured Party, as applicable, shall under no circumstances exceed the maximum amount of interest allowed by Applicable Law (such maximum lawful interest rate, if any, with respect to such Lender or Secured Party, as applicable herein called the “Highest Lawful Rate”), and any excess shall be credited to the Borrower by such Lender or Secured Party, as applicable (or, if such consideration shall have been paid in full, such excess promptly refunded to the Borrower); (c) all sums paid, or agreed to be paid, to such Lender or Secured Party, as applicable for the use, forbearance and detention of the indebtedness of the Borrower to such Lender or Secured Party, as applicable hereunder shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 3.2, together with any other fees and expenses payable pursuant to this Agreement and the other Loan Documents and deemed interest under Applicable Law, exceeds that amount that would have accrued at the Highest Lawful Rate, then the amount of interest and any such fees to accrue to such Lender or Secured Party, as applicable pursuant to this Agreement and the other Loan Documents shall be limited, notwithstanding anything to the contrary in this Agreement, to that amount that would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or Secured Party, as applicable pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and the other Loan Documents and such fees deemed to be interest equals the amount of interest that would have accrued to such Lender or Secured Party, as applicable, if a varying rate per annum equal to the interest provided pursuant to Section 3.2 had at all times been in effect, plus the amount of fees that would have been received but for the effect of this Section 10.18.

Section 10.19.       Collateral Matters; Hedging Agreements; Bank Product Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to (i) each Approved Counterparty to a Hedging Agreement with the Borrower (or any Subsidiary Guarantor) that is or was a Lender or an Affiliate thereof at the time such Approved Counterparty entered into any transactions under any Hedging Agreement or if such Hedging Agreement and such transaction under such Hedging Agreement was in effect on the Effective Date (but only for purposes of each such Hedging Agreement and any transactions thereunder so entered or in effect and not for Hedging Agreements or any hedging transactions entered into after such Approved Counterparty ceased to be a Lender or Affiliate thereof) and (ii) each Bank Product Provider under Bank Product Agreements; provided that it is the intention of the parties hereto that repayment of the Hedging Obligations of the Borrower (or any Subsidiary Guarantor) under any qualifying Hedging Agreement with any such Approved Counterparty or the Bank Product Obligations of the Borrower (or any Subsidiary Guarantor) under any Bank Product Agreement with any such Bank Product Provider from realization of any Collateral shall be subject to the terms of the Security Documents. No Person shall have any voting or consent rights under any Loan Document solely as a result of the existence of Obligations owed to it under any Hedging Agreement or Bank Product Agreement.

Section 10.20.        Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.21.        Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ENERGY XXI GULF COAST, INC.

By:	/s/ Hugh Menown
	Name:	Hugh Menown
	Title:	Executive Vice President, Chief Accounting Officer

S-1

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, an Issuer and a Lender

By:	/s/ Catherine K. Cook
	Name:	Catherine K. Cook
	Title:	Director

S-2

CITIGROUP FINANCIAL PRODUCTS,
as Lender

By:	/s/ Brian S. Broyles
	Name:	Brian S. Broyles
	Title:	Authorized Signatory

S-3

ZB, N.A. DBA AMEGY BANK, as Lender

By:	/s/ G. Scott Collins
	Name:	G. Scott Collins
	Title:	Senior Vice President

S-4

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Marc Graham
	Name:	Marc Graham
	Title:	Director

S-5

TORONTO DOMINION (TEXAS) LLC, as Lender

By:	/s/ Annie Dorval
	Name:	Annie Dorval
	Title:	Authorized Signatory

S-6

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ Stephen Hartman
	Name:	Stephen Hartman
	Title:	Assistant Vice President

S-7

NATIXIS, New York Branch, as Lender

By:	/s/ Timothy Polvado
	Name:	Timothy Polvado
	Title:	Senior Managing Director

By:	/s/ Leila Zomorrodian
	Name:	Leila Zomorrodian
	Title:	Director

S-8

BARCLAYS BANK PLC, as Lender

By:	/s/ Ronnie Glenn
	Name:	Ronnie Glenn
	Title:	Vice President

S-9

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Bryan J. Matthews
	Name:	Bryan J. Matthews
	Title:	Authorized Signatory

By:	/s/ Julia Bykhovskaia
	Name:	Julia Bykhovskaia
	Title:	Authorized Signatory

S-10

ING CAPITAL LLC, as Lender

By:	/s/ Juli Bieser
	Name:	Juli Bieser
	Title:	Managing Director

By:	/s/ Charles Hall
	Name:	Charles Hall
	Title:	Managing Director

S-11

REGIONS BANK, as Lender

By:	/s/ J. Richard Baker
	Name:	J. Richard Baker
	Title:	Senior Vice President

S-12

CITIBANK, N.A., as Lender

By:	/s/ Michael Smolow
	Name:	Michael Smolow
	Title:	Director

S-13

UBS AG, STAMFORD BRANCH, as Issuer and Lender

By:	/s/ Darlene Arias
	Name:	Darlene Arias
	Title:	Director

By:	/s/ Houssem Daly
	Name:	Houssem Daly
	Title:	Associate Director
Banking Products Services, US

S-14

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:
Name:
Title:

By:
Name:
Title:

S-15

COMMONWEALTH BANK OF AUSTRALIA, as Lender

By:	/s/ Sanjay Remond
Name: Sanjay Remond
Title: Director

S-16

COMERICA BANK, as Lender

By:	/s/ Brandon M. White
Name: Brandon M. White
Title: Vice President

S-17

FIFTH THIRD BANK, as Lender

By:	/s/ David R. Garcia
Name: David R. Garcia
Title: Vice President

S-18

ABN AMRO CAPITAL USA LLC, as Lender

By:	/s/ Richard Klompjan
Name: Richard Klompjan
Title: Executive Director

By:	/s/ Urvashi Zutshi
Name: Urvashi Zutshi
Title: Managing Director

S-19

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ Ryo Suzuki
Name: Ryo Suzuki
Title: General Manager

S-20

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ John Dravenstott
Name: John Dravenstott
Title: Vice President

S-21

SANTANDER BANK, N.A., as Lender

By:	/s/ Mark Connelly
Name: Mark Connelly
Title: Senior Vice President

By:	/s/ David O’Driscoll
Name: David O’Driscoll
Title: Senior Vice President

S-22

WHITNEY BANK, as Lender

By:	/s/ Liana Tchernysheva
Liana Tchernysheva
Senior Vice President

S-23

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Lender

By:	/s/ Eric J. De Santis
Name: Eric J. De Santis
Title: Executive Director

S-24

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Ronald E. Spitzer
Name: Ronald E. Spitzer
Title: Managing Director

By:	/s/ Pierre Bennaim
Name: Pierre Bennaim
Title: Managing Director

S-25

IBERIABANK, as Lender

By:	/s/ Moni Collins
Name: Moni Collins
Title: Senior Vice President

S-26

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ John K. Easton, III
Name: John K. Easton, III
Title: Senior Vice President

S-27

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

ENERGY XXI GOM, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

ENERGY XXI TEXAS ONSHORE, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

ENERGY XXI ONSHORE, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

ENERGY XXI PIPELINE, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

ENERGY XXI LEASEHOLD, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

S-28

ENERGY XXI PIPELINE II, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

MS ONSHORE, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

ENERGY XXI INSURANCE LIMITED

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer, Treasurer & Corporate Secretary

M21K, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

SOILEAU CATERING, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

S-29

EPL OIL & GAS, INC.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

ANGLO-SUISSE OFFSHORE PIPELINE PARTNERS, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

DELAWARE EPL OF TEXAS, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

ENERGY PARTNERS LTD., LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

EPL OF LOUISIANA, L.L.C.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

S-30

EPL PIONEER HOUSTON, INC.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

EPL PIPELINE, L.L.C.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

NIGHTHAWK, L.L.C.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

Energy XXI Offshore Services, Inc.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

S-31

Energy XXI Natural Gas Holdings, Inc.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

Energy XXI Services LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

Energy XXI Holdings, Inc.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

Energy XXI GIGS Services, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer & Treasurer

S-32

ANNEX I

TERM LOANS

Lender	Effective Date Term Loan Commitment
Wells Fargo Bank NA	$3,453,166.02
Citigroup Financial Products	$3,453,165.98
UBS AG, Stamford Branch	$3,453,165.98
The Bank of Nova Scotia	$3,305,173.15
Capital One NA	$3,305,173.15
Citibank	$3,305,173.15
ING Capital LLC	$3,305,173.15
Natixis	$3,305,173.15
Regions	$3,305,173.15
Toronto Dominion (Texas) LLC	$3,305,173.15
ABN AMRO Capital USA LLC	$2,935,191,09
Comerica	$2,935,191,09
Commonwealth Bank of Australia	$2,935,191,09
Credit Suisse Cayman Islands	$2,935,191,09
Deutsche Bank AG, New York Branch	$2,935,191,09
Fifth Third Bank	$2,935,191,09
Keybank, N.A.	$2,935,191,09
Santander Bank NA	$2,935,191,09
Sumitomo Mitsui Banking Corporation	$2,935,191,09
Barclays Bank PLC - US	$2,226,058.79
Canadian Imperial Bank of Commerce	$2,226,058.79
Credit Agricole Corporate	$2,226,058.79
Whitney Bank	$2,226,058.79
Iberiabank	$1,726,583.00
PNC Bank	$1,726,583.00
ZB, National Association	$1,726,583.00
Total	$73,996,414.08

Annex I

ANNEX II

SUBSIDIARIES

Energy XXI GOM, LLC

Energy XXI Leasehold, LLC

Energy XXI Onshore, LLC

Energy XXI Pipeline, LLC

Energy XXI Pipeline II, LLC

Energy XXI Texas Onshore, LLC

MS Onshore, LLC

M21K, LLC

Soileau Catering, LLC

EPL Oil & Gas, Inc.

Anglo-Suisse Offshore Pipeline Partners, LLC

Delaware EPL of Texas, LLC

Energy Partners Ltd., LLC

EPL Pipeline, L.L.C.

Energy XXI Offshore Services, Inc.

Energy XXI Natural Gas Holdings, Inc.

Natural Gas Acquisition Company I, LLC

Energy XXI Services, LLC

Energy XXI Holdings, Inc.

EPL Pioneer Houston, Inc.

EPL of Louisiana, L.L.C.

Nighthawk, L.L.C.

Annex II

ANNEX III

DESIGNATED HOLDERS

[Omitted.]

Annex III

EXHIBIT A-1

FORM OF REVOLVING NOTE

$__________	_____________, 20__

FOR VALUE RECEIVED, ENERGY XXI GULF COAST, INC., a Delaware corporation (the “Borrower”), promises to pay to [Name of Lender] (the “Lender”) on the Stated Maturity Date the principal sum of [_______________________] ($[___________]) or, if less, the aggregate unpaid principal amount of all Revolving Loans shown in the Register or, if appropriate, on the schedule attached hereto (and any continuation thereof) made (or continued) by the Lender pursuant to the First Lien Exit Credit Agreement, dated as of December 30, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto, as lenders, Wells Fargo Bank, N.A., as the Administrative Agent, and the other persons parties thereto in the capacities therein specified. Terms used in this Revolving Note, unless otherwise defined herein, have the meanings provided in the First Lien Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof in accordance with, and at the rates per annum and on the dates specified in, the First Lien Credit Agreement.

Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the First Lien Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the First Lien Credit Agreement, to which reference is made for a description of the security for this Revolving Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments, in whole or in part, of principal of the Indebtedness evidenced by this Revolving Note and on which such Indebtedness may be declared to be immediately due and payable.

Notwithstanding anything in this Revolving Note to the contrary, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under Applicable Law, may be contracted for, charged, or received on this Revolving Note, and this Revolving Note is expressly made subject to the provisions of the First Lien Credit Agreement which more fully set out the limitations on how interest accrues hereon.

If this Revolving Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Revolving Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Revolving Note

Borrower and all endorsers, sureties and guarantors of this Revolving Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Revolving Note, protest, notice of protest, notice of intention to accelerate the maturity of this Revolving Note, declaration or notice of acceleration of the maturity of this Revolving Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Revolving Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

Revolving Note

2

THIS REVOLVING NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ENERGY XXI GULF COAST, INC.

By:
Name:
Title:

Revolving Note

3

EXHIBIT A-2

FORM OF TERM NOTE

$__________	_____________, 20__

FOR VALUE RECEIVED, ENERGY XXI GULF COAST, INC., a Delaware corporation (the “Borrower”), promises to pay to [Name of Lender] (the “Lender”) on the Stated Maturity Date the principal sum of [_______________________] ($[___________]) or, if less, the aggregate unpaid principal amount of all Term Loans shown in the Register or, if appropriate, on the schedule attached hereto (and any continuation thereof) made (or continued) by the Lender pursuant to the First Lien Exit Credit Agreement, dated as of December 30, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto, as lenders, Wells Fargo Bank, N.A., as the Administrative Agent, and the other persons parties thereto in the capacities therein specified. Terms used in this Term Note, unless otherwise defined herein, have the meanings provided in the First Lien Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof in accordance with, and at the rates per annum and on the dates specified in, the First Lien Credit Agreement.

Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the First Lien Credit Agreement.

This Term Note is one of the Term Notes referred to in, and evidences Indebtedness incurred under, the First Lien Credit Agreement, to which reference is made for a description of the security for this Term Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments, in whole or in part, of principal of the Indebtedness evidenced by this Term Note and on which such Indebtedness may be declared to be immediately due and payable.

Notwithstanding anything in this Term Note to the contrary, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under Applicable Law, may be contracted for, charged, or received on this Term Note, and this Term Note is expressly made subject to the provisions of the First Lien Credit Agreement which more fully set out the limitations on how interest accrues hereon.

If this Term Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Term Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Term Note

Borrower and all endorsers, sureties and guarantors of this Term Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Term Note, protest, notice of protest, notice of intention to accelerate the maturity of this Term Note, declaration or notice of acceleration of the maturity of this Term Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Term Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

Term Note

2

THIS TERM NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ENERGY XXI GULF COAST, INC.

By:
Name:
Title:

Term Note

3

EXHIBIT B-1

FORM OF BORROWING REQUEST

Wells Fargo Bank, N.A.

as Administrative Agent

[WELLS FARGO ADDRESS FOR LOAN ADMINISTRATION]
Attention:______________________

[Energy XXI Gulf Coast, Inc.]

Ladies and Gentlemen:

This Borrowing Request is delivered to you pursuant to Section 2.3 of the First Lien Exit Credit Agreement, dated as of December 30, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto, as lenders, Wells Fargo Bank, N.A., as the Administrative Agent, and the other persons parties thereto in the capacities therein specified. Terms used herein, unless otherwise defined herein, have the meanings provided in the First Lien Credit Agreement.

The Borrower hereby requests that a Loan be made in the aggregate principal amount of $______________ on ____________ ___, 20__ as a [Base Rate Loan] [LIBO Rate Loan having an Interest Period of [1][3][6] months].

The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the First Lien Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitutes a representation and warranty by the Borrower that, on the date of the making of such Loans, and both before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 5.2.1 of the First Lien Credit Agreement are true and correct in all material respects unless such statements contain a materiality qualifier in which case such statements shall be true and correct in all respects (unless stated to relate solely to an earlier date, in which case such statements shall be true and correct in all material respects as of such earlier date unless such statements contain a materiality qualifier in which case such representations and warranties shall be true and correct in all respects on such earlier date.)

The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such Borrowing as if then made unless such matter certified to shall contain a materiality qualifier in which case such certification shall be deemed once again to be certified as true and correct in all respects as if then made.

Borrowing Request

The Borrower hereby certifies that if after giving effect to such Revolving Loan the Borrower shall maintain a Consolidated Cash Balance in excess of $10,000,000 (or if during the period from July 1st through October 31st of any calendar year, in excess of $15,000,000), then (a) the proceeds of the Revolving Loan will be used as set forth on an exhibit to this Borrowing Request within five days of the date of such Revolving Loan and (b) after giving effect to such use of such Revolving Loan the Borrower and the Subsidiary Guarantors will not have a Consolidated Cash Balance in excess of $10,000,000 (or if during the period from July 1st through October 31st $15,000,000) unless a subsequent Borrowing Request has been made during such five day period (a “Subsequent Borrowing Request”) that will cause the Consolidated Cash Balance to be in  excess of such amount notwithstanding such use of such Revolving Loan as provided in the foregoing clause (a), in which event the Borrower will comply with the foregoing clause (a) and with such clause (a) in the Subsequent Borrowing Request.

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to	Person to be Paid		Name, Address, etc.
be Transferred	Name	Account No.	Of Lender
$____________	____________	__________	____________________ ____________________ Attention: ____________
$____________	____________	__________	____________________ ____________________ Attention: ____________
$____________	____________	__________	____________________ ____________________ Attention: ____________
Balance of such proceeds	The Borrower		____________________ ____________________ Attention: ____________

Borrowing Request

2

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this _____ day of ____________, 20___.

ENERGY XXI GULF COAST, INC.

By
Name:
Title:

Borrowing Request

3

EXHIBIT B-2

FORM OF ISSUANCE REQUEST

Wells Fargo Bank, N.A.

as Administrative Agent and Issuer

[WELLS FARGO ADDRESS FOR LOAN ADMINISTRATION and L/C ADMINISTRATION]

Attention:______________________

[UBS AG, Stamford Branch

as an Issuer

[UBS ADDRESS FOR L/C ADMINISTRATION]

Attention:______________________]

ENERGY XXI GULF COAST, INC.

Ladies and Gentlemen:

This Issuance Request is delivered to you pursuant to Section 2.6 of the First Lien Exit Credit Agreement, dated as of December 30, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto, as lenders, Wells Fargo Bank, N.A., as the Administrative Agent, and the other persons parties thereto in the capacities therein specified. Terms used herein, unless otherwise defined herein, have the meanings provided in the First Lien Credit Agreement.

The Borrower hereby requests that on ____________ ___, 20___ (the “Date of Issuance”) [Name of Applicable Issuer] (the “Issuer”) [issue a Letter of Credit in the initial Stated Amount of $____________ with a Stated Expiry Date (as defined therein) of ____________ ___, 20___] [extend the Stated Expiry Date (as defined under Letter of Credit No. ___, issued on ____________ ___, 20___, in the initial Stated Amount of $____________) to a revised Stated Expiry Date (as defined therein) of ____________ ___, 20___].

The beneficiary of the requested Letter of Credit will be _________________________, and such Letter of Credit will be in support of _________________________.

The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the First Lien Credit Agreement, each of the delivery of this Issuance Request and the acceptance by the Borrower of the [issuance] [extension] of the Letter of Credit requested hereby constitutes a representation and warranty by the Borrower that, on the date of such [issuance] [extension], and both before and after giving effect thereto and to the application of the proceeds or benefits of the Letter of Credit [issued] [extended] in accordance herewith, all statements set forth in Section 5.2.1 of the First Lien Credit Agreement are true and correct in all material respects unless such statements contain a materiality qualifier in which case such statements are true and correct in all respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date unless such statements contain a materiality qualifier in which case such representations and warranties shall be true and correct in all respects.)

Issuance Request

The Borrower agrees that if prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [issuance] [extension] as if then made unless such matter certified to shall contain a materiality qualifier in which case such certification shall be deemed once again to be certified as true and correct in all respects as if then made.

Issuance Request

2

IN WITNESS WHEREOF, the Borrower has caused this Issuance Request to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this _____ day of ____________, 20___.

ENERGY XXI GULF COAST, INC.

By
Name:
Title:

Issuance Request

3

EXHIBIT C

FORM OF CONTINUATION/CONVERSION NOTICE

Wells Fargo Bank, N.A.

as Administrative Agent

[WELLS FARGO ADDRESS FOR LOAN ADMINISTRATION]
Attention:______________________

ENERGY XXI GULF COAST, INC.

Ladies and Gentlemen:

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the First Lien Exit Credit Agreement, dated as of December 30, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto, as lenders, Wells Fargo Bank, N.A., as the Administrative Agent, and the other persons parties thereto in the capacities therein specified. Terms used herein, unless otherwise defined herein, have the meanings provided in the First Lien Credit Agreement.

The Borrower hereby requests that on ____________ ___, 20___,

(1)       $____________ of the presently outstanding principal amount of the [Revolving Loans originally made on ____________ ___, 20___,] [Term Loans] presently being maintained as [Base Rate Loans] [LIBO Rate Loans],

(2)       be [converted into] [continued as],

(3)       [LIBO Rate Revolving Loans having an Interest Period of [1][3][6] months] [Term Loans having an Interest Period of 1 month] [Base Rate Loans].

The Borrower hereby:

(a)       certifies and warrants that no Event of Default has occurred and is continuing; and

(b)       agrees that if prior to the time of the [continuation] [conversion] requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made or unless such statements contain a materiality qualifier in which case such representations and warranties shall be true and correct in all respects as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the [continuation] [conversion] requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [continuation] [conversion] as if then made unless such matter certified to shall contain a materiality qualifier in which case such certification shall be deemed once again to be certified as true and correct in all respects as if then made.

Continuation/Conversion Notice

IN WITNESS WHEREOF, the Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this _____ day of ____________, 20___.

ENERGY XXI GULF COAST, INC.

By
Name:
Title:

Continuation/Conversion Notice

2

EXHIBIT D

FORM OF LENDER ASSIGNMENT AGREEMENT

_____________ ___, 20___

To:	Wells Fargo Bank, N.A. as Administrative Agent [WELLS FARGO ADDRESS FOR SYNDICATIONS] Attention:______________________

[Energy XXI Gulf Coast, Inc.

as the Borrower

[EXXI ADDRESS]

Attention: ]1

ENERGY XXI GULF COAST, INC.

Gentlemen and Ladies:

This Lender Assignment Agreement (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the First Lien Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the First Lien Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights, benefits, obligations, liabilities and indemnities in its capacity as a Lender under (and in connection with) the First Lien Credit Agreement and any other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilit(ies) identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the First Lien Credit Agreement, the other Loan Documents or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

[1]	Address to Borrower only if Borrower’s consent is required by the terms of the First Lien Credit Agreement.

Lender Assignment Agreement

3

1. Assignor:	______________________________

2. Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]2]

3. Borrower:	Energy XXI Gulf Coast, Inc.

4. Administrative Agent:	Wells Fargo Bank, N.A. (“Wells Fargo”), as the administrative agent under the First Lien Credit Agreement

5. First Lien Credit Agreement:	First Lien Exit Credit Agreement, dated as of December 30, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto as lenders, Wells Fargo Bank, N.A., as the Administrative Agent, and the other persons parties thereto in the capacities therein specified.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans
Revolving[4]	$________________	$________________	______________%
_____________	$________________	$________________	______________%

[2]	Select as applicable.

[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[4]	Fill in the appropriate terminology for the types of facilities under the First Lien Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loans”, etc.), but only to extent that First Lien Credit Agreement has more than one type of facility.

Lender Assignment Agreement

4

[7. Trade Date: ____________________]5

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Lender Assignment Agreement

5

The terms set forth in this Assignment and Acceptance are hereby agreed to as of the Effective Date:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Lender Assignment Agreement

6

[Consented to and Accepted:
WELLS FARGO BANK, N.A.,
as the Administrative Agent

By:
Name:
Title:

By:
Name:
Title:][6]

[Consented to:
ENERGY XXI GULF COAST, INC.

By:
Name:
Title:][7]

[Consented to:
_____________________, as Issuer

By:
Name:
Title:][8]

[6]	Add only if the consent of the Administrative Agent is required by the terms of the First Lien Credit Agreement.

[7]	Add only if consent of the Borrower is required pursuant to the terms of the First Lien Credit Agreement.

[8]	Add only if consent of Issuer is required pursuant to the terms of the First Lien Credit Agreement.

Lender Assignment Agreement

7

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.      Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) except as provided in clause (a) above, assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the First Lien Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the First Lien Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the First Lien Credit Agreement (subject to receipt of such consents as may be required under the First Lien Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the First Lien Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the First Lien Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1.8 or 7.1.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the First Lien Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Lender Assignment Agreement

8

3.      General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be deemed to be a contract made under, governed by, and construed in accordance with, the laws of the State of New York (including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York) without regard to conflicts of laws principles.

Lender Assignment Agreement

9

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

ENERGY XXI GULF COAST, INC.

The undersigned hereby certifies that he/she is the [          ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. This Compliance Certificate is delivered pursuant to clause (c) of Section 7.1.1 of the First Lien Exit Credit Agreement, dated as of December 30, 2016] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, Wells Fargo Bank, National Association, as the Administrative Agent, and the various financial institutions and other Persons from time to time parties thereto, as lenders, and the other Persons party thereto in the capacities therein specified. Terms used herein, unless otherwise defined herein, have the meanings provided in the First Lien Credit Agreement.

Pursuant to clause (c) of Section 7.1.1 of the First Lien Credit Agreement, the undersigned hereby certifies, represents and warrants that, as of ______ __, 20__ (the “Computation Date”):

1.	No Event of Default has occurred and is continuing [or specify the details of the Event of Default and describe the action that the Borrower proposes to take with respect thereto].

2.	The representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made unless such statements contain a materiality qualifier in which case such representations and warranties shall be true and correct in all respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date unless such statements contain a materiality qualifier in which case such representations and warranties shall be true and correct in all respects).

3.	The Borrower has performed and complied with all agreements and conditions contained in the First Lien Credit Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

4.	Since [__________], or such more recent date for which the financial information required under Section 7.1.1(b) of the First Lien Credit Agreement have been provided by the Borrower, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

5.	Financial Covenants:

a.	The minimum Current Ratio permitted pursuant to clause (a) of Section 7.2.4 of the First Lien Credit Agreement on the Computation Date was 1.00 to 1.00. The actual Current Ratio was ___ to 1.00, as computed on Attachment I hereto, and, accordingly, the covenant [has][has not] been complied with.

Guaranty

b.	The maximum First Lien Leverage Ratio of the Borrower and the Subsidiary Guarantors permitted pursuant to clause (b) of Section 7.2.4 of the First Lien Credit Agreement on the Computation Date was 4.00 to 1.00. The actual First Lien Leverage Ratio of the Borrower and the Subsidiary Guarantors was ___ to 1.00, as computed on Attachment II hereto, and, accordingly, the covenant [has][has not] been complied with.

6.	Insurance. The Borrower and its Subsidiaries [are][are not] in compliance with the requirements of Section 7.1.4 of the First Lien Credit Agreement as of the date of this Compliance Certificate. [If an Affiliate of the Borrower is providing insurance, the Borrower must state the level of capitalization of such Affiliate and the dollar amount of the coverages insured by such Affiliate, in each case, as of the date of the Compliance Certificate.]

7.	Subsidiaries. No Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate [or if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, the Borrower must identify the Subsidiary and certify that such Subsidiary has complied with Section 7.1.8 of the First Lien Credit Agreement].

(Signature page follows)

Compliance Certificate

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered, and the certifications and warranties contained herein to be made on behalf of the Borrower, by the [chief financial Authorized Officer] [chief accounting Authorized Officer] of the Borrower as of ______ __, 20__.

ENERGY XXI GULF COAST, INC.

By
Name:
Title:

Compliance Certificate

Attachment I
(to __/__/__ Compliance
Certificate)

CURRENT RATIO
as of the last day of the Fiscal Quarter ending on or
immediately preceding the Computation Date

1)	Unrestricted Cash of Borrower and its Subsidiaries	$_______
	less Unrestricted Cash of EXXI Insurance	$_______
	less Unrestricted Cash of EXXI Holdings	$_______
	less Unrestricted Cash of EXXI GIGS Services	$_______
	plus accounts receivable that are not more than 120 days past due	$_______

	less EXXI Insurance’s accounts receivable that are not more than 120 days past due	$_______
	less EXXI Holdings’ accounts receivable that are not more than 120 days past due	$_______
	less EXXI GIGS Services’ accounts receivable that are not more than 120 days past due	$_______
	plus prepaid expenses of Borrower and its Subsidiaries	$_______
	less EXXI Insurance’s prepaid expenses	$_______
	less EXXI Holdings prepaid expenses	$_______
	less EXXI GIGS Services prepaid expenses	$_______
	Total	$_______

2)	Borrowers and its Subsidiaries’ accounts payable	$_______
	less EXXI Insurance’s accounts payable	$_______
	less EXXI Holdings accounts payable	$_______
	less EXXI GIGS Services accounts payable	$_______
	plus Borrower’s and its Subsidiaries’ accrued expenses	$_______
	less EXXI Insurance’s accrued expenses	$_______
	less EXXI Holdings accrued expenses	$_______
	less EXXI GIGS Services accrued expenses	$_______
	Total	$_______

	CURRENT RATIO: the ratio of Item 1 to Item 2	___: 1.00

Compliance Certificate

Attachment II
(to __/__/__ Compliance
Certificate)

FIRST LIEN LEVERAGE RATIO
as of the last day of the Fiscal Quarter ending on or
immediately preceding the Computation Date

1)	First Lien Debt:
	without duplication, all Obligations pursuant to and under the First Lien Credit Agreement and any other Loan Document	$ _________.
2)	EBITDA as of the last day of the Fiscal Quarter ending on or immediately preceding the Computation Date and each of the three immediately preceding Fiscal Quarters[9] for the Borrower and the Subsidiary Guarantors the sum of:
a)	Consolidated Net Income:
	(i) the aggregate of all amounts that would be included as net income (or loss) on the consolidated financial statements of the Borrower and its Subsidiaries for such period, but shall exclude effects on net income attributable to any current non-cash income or expense (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of ASC 410 and 815, in each case as amended (including any income or expense in respect of the termination of any Hedging Agreement)	$ _________
	(ii) less the aggregate of all amounts that would be included as net income (or loss) on the financial statements of EXXI Insurance for such period	$ _________
	(iii) less the aggregate of all amounts that would be included as net income (or loss) on the financial statements of EXXI Holdings for such period	$ _________
	(iv) less the aggregate of all amounts that would be included as net income (or loss) on the financial statements of EXXI GIGS Services for such period	$ _________
	(v) Item (a)(i) less Items (a)(ii) through (a)(iv)	$ _________

[9]	EBITDA for any applicable period shall be made using an EBITDA for such applicable period calculated on a pro forma basis (inclusive of any acquisitions and/or divestitures, if any, of assets or equity interests made during such applicable period as if such acquisitions or divestitures had been made at the beginning of such applicable period).

Compliance Certificate

plus, to the extent deducted in determining Consolidated Net Income for the Borrower and its Subsidiaries, the sum of:
b)	amounts attributable to amortization, depletion and depreciation of assets and other non-cash charges	$ _________, plus
c)	Income and franchise tax expense	$ _________, plus
d)	interest expense (whether in cash or non-cash form) for such period	$ _________, plus
e)	one-time cash commissions, fees or other expenses incurred in connection with Permitted Acquisitions, Investments and Dispositions	$ _________, plus
f)	integration costs, severance costs and expenses and one-time compensation costs in connection with any Permitted Acquisition	$ _________, plus
g)	extraordinary losses (excluding extraordinary losses from discontinued operations)	$ _________, plus
h)	amounts paid to the Administrative Agent, the Lenders, the Issuers and their respective counsels and consultants for fees, costs and expenses relating to the Chapter 11 Cases and in reimbursement of fees, costs and expenses thereof incurred in connection with negotiation, execution and delivery of the Credit Agreement and the other Loan Documents[10]	$ _________, plus
less, to the extent added in the sum of the foregoing Items 2(a)(v) through (h):
i)	amounts attributable to amortization, depletion and depreciation of assets and other non-cash charges for EXXI Insurance	$ _________, less
j)	Income and franchise tax expense for EXXI Insurance	$ _________, less
k)	interest expense (whether in cash or non-cash form) for such period for EXXI Insurance	$ _________, less
l)	one-time cash commissions, fees or other expenses incurred in connection with Permitted Acquisitions, Investments and Dispositions by EXXI Insurance	$ _________, less

[10]	The aggregate amount to be included pursuant to clauses (e) through (h) shall not exceed ten percent (10%) of Consolidated Net Income.

Compliance Certificate

m)	extraordinary losses (excluding extraordinary losses from discontinued operations) for EXXI	$ _________, less
less, to the extent added in the sum of the foregoing Items 2(a)(v) through (h):
n)	Amounts attributable to amortization, depletion and depreciation of assets and other non-cash charges for EXXI Holdings	$ _________, less
o)	Income and franchise tax expense for EXXI Holdings	$ _________, less
p)	interest expense (whether in cash or non-cash form) for such period for EXXI Holdings	$ _________, less
q)	one-time cash commissions, fees or o ther expenses incurred in connection with Permitted Acquisitions, Investments and Dispositions by EXXI Holdings	$ _________, less
r)	extraordinary losses (excluding extraordinary losses from discontinued operations) for EXXI Holdings	$ _________, less
less, to the extent added in the sum of the foregoing Items 2(a)(v) through (h):
s)	amounts attributable to amortization, depletion and depreciation of assets and other non-cash charges for EXXI GIGS SERVICES	$ _________, less
t)	income and franchise tax expense for EXXI GIGS SERVICES	$ _________, less
u)	interest expense (whether in cash or non-cash form) for such period for EXXI GIGS SERVICES	$ _________, less
v)	one-time cash commissions, fees or other expenses incurred in connection with Permitted Acquisitions, Investments and Dispositions by EXXI GIGS SERVICES	$ _________, less
w)	extraordinary losses (excluding extraordinary losses from discontinued operations) for EXXI GIGS SERVICES	$ _________, less
3)	The sum of Items 2(a)(v) through 2(h) less the sum of Items 2(i) through 2(w):	$ _________
	TOTAL LEVERAGE RATIO: ratio of Item 1 to Item 3, as applicable	___: 1.00

Compliance Certificate

EXHIBIT F

FORM OF GUARANTY

(See Attached)

Guaranty

EXHIBIT G

FORM OF PLEDGE AND SECURITY

AGREEMENT AND IRREVOCABLE PROXY

(See Attached)

Pledge and Security Agreement
and Irrevocable Proxy

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”), dated as of ________ __, 20__, is delivered pursuant to Section 5.1.11 of that certain First Lien Exit Credit Agreement, dated as of _________, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto, as lenders, Wells Fargo Bank, N.A., as the Administrative Agent, and the other persons parties thereto in the capacities therein specified. Terms used herein, unless otherwise defined herein, have the meanings provided in the First Lien Credit Agreement.

I, in my capacity as the [chief financial Authorized Officer][chief accounting Authorized Officer] of the Borrower, hereby certify to the Administrative Agent and each other Secured Party, in good faith and to my knowledge and belief after due inquiry, as follows:

1. I am the duly appointed and acting [chief financial Authorized Officer][chief accounting Authorized Officer] of the Borrower and have been employed in positions involving responsibility for the management of the financial affairs and the preparation of financial statements of the Borrower. I have, together with other officers of the Borrower, acted on behalf of the Borrower in connection with the transactions contemplated by the First Lien Credit Agreement and the other Loan Documents.

2. I have carefully reviewed the contents of this Certificate and have conferred with legal counsel for the Borrower for the purpose of discussing the meaning of its contents.

3. In connection with preparing for the transactions contemplated by the First Lien Credit Agreement and the other Loan Documents, I have assisted in the preparation of and have reviewed the financial information delivered pursuant to Section 5.1.8 of the First Lien Credit Agreement (the “Financial Information”).

4. In connection with the issuance of this Certificate and the preparation of the Financial Information, I have assisted in the preparation of and have reviewed the financial statements upon which the Financial Information was based. The Financial Information is a fair and reasonable presentation prepared in good faith on the basis of the assumptions stated therein as of the date hereof of the projected financial condition of the Borrower and each of its Subsidiaries, after giving effect to all the transactions contemplated by the First Lien Credit Agreement and the other Loan Documents to be effective as of the Effective Date, it being understood that such projected financial condition is a business plan and there is no assurance that such business plan can be obtained. The assumptions stated in the Financial Information are fair and reasonable in light of the conditions existing on the date hereof. Based upon the foregoing, and given the reasonableness of the Financial Information, I have concluded, in good faith and to my knowledge and belief, that as of the date hereof and after giving effect to all the transactions contemplated by the First Lien Credit Agreement and the other Loan Documents, as follows:

Solvency Certificate

(a) The fair saleable value (as defined below) of the Borrower’s and each of its Subsidiaries assets on a consolidated basis exceeds the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, in each case valued at the probable liability of the Borrower and each of its Subsidiaries with respect thereto) of the Borrower and each of its Subsidiaries on a consolidated basis and, therefore, the Borrower and each of its Subsidiaries, on a consolidated basis, are “solvent”.

(b) The present fair salable value of the assets of the Borrower and each of its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay their probable liabilities as such liabilities become absolute and matured.

(c) The Borrower and each of its Subsidiaries on a consolidated basis will be able to realize upon their assets and will have sufficient cash flow from operations to enable them to pay their debts, other liabilities and contingent obligations as such debts, liabilities and obligations mature in the ordinary course of its business.

(d) The Borrower and each of its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to engage in their anticipated businesses. In reaching this conclusion, I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and each of its Subsidiaries.

(e) The Borrower and each of its Subsidiaries on a consolidated basis have not incurred any obligation or liabilities under the First Lien Credit Agreement or any other Loan Document, or made any conveyance or granted any Lien pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of the Borrower and each of its Subsidiaries.

For purposes of this Certificate, the “fair salable value” of the Borrower’s and each of its Subsidiaries’ assets and investments has been determined on the basis of the amount which I have concluded, in good faith and to my knowledge and belief after due inquiry, may be realized within a reasonable time, either through collection or sale of such investments and other assets at the regular market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions.

For purposes of the foregoing, the amount of contingent liabilities have been computed as the amount that, in light of all the facts and circumstances existing at the time hereof, can reasonably be expected to become an actual or matured liability.

I understand that the Secured Parties are relying on the truth and accuracy of this Certificate and that the delivery of this Certificate is a material inducement for the Administrative Agent and the Lenders to enter into the First Lien Credit Agreement and consummate the transactions contemplated thereby, and the undersigned, in his capacity as [chief financial Authorized Officer][chief accounting Authorized Officer] of the Borrower and on behalf of the Borrower and each of its Subsidiaries, hereby consents to such reliance.

Solvency Certificate

I represent, in my capacity as [chief financial Authorized Officer][chief accounting Authorized Officer] of the Borrower the foregoing information to be, in good faith and to my knowledge and belief after due inquiry, true and correct and have executed this Certificate as of the date first above written.

ENERGY XXI GULF COAST, INC.

By
Name:
Title:

Solvency Certificate

EXHIBIT I

FORM OF CERTIFICATE

ENERGY XXI gULF COAST, INC.

The undersigned hereby certifies that he/she is the [          ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. This Compliance Certificate is delivered pursuant to clause (u) of Section 7.1.1 of the First Lien Exit Credit Agreement, dated as of _______, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, Wells Fargo Bank, National Association, as the Administrative Agent, and the various financial institutions and other Persons from time to time parties thereto, as lenders, and the other Persons party thereto in the capacities therein specified. Terms used herein, unless otherwise defined herein, have the meanings provided in the First Lien Credit Agreement.

Pursuant to clause (u) of Section 7.1.1 of the First Lien Credit Agreement, the undersigned hereby certifies, represents and warrants that, as of ______ __, 20__ (the “Computation Date”):

The minimum Asset Coverage Ratio Required in order for the Borrower not to be required to make a payment on the Term Loans pursuant to Section 3.1.1(f) is 1.50 to 1.00. The actual Asset Coverage Ratio was _____ to 1.00 computed as follows:

Ratio of (A) Adjusted PV9% which is the sum of:

	1.	PV9% Value on such date	$_______
	2.	50% of Letter of Credit Outstandings on such date in respect of Letter of Credit directly related to Borrower’s and its Subsidiaries’ obligations to plug and abandon Oil and Gas Properties	$_______
	3.	80% of cash and cash equivalents pledged to bonds, surety or similar obligations for plugging and abandonment obligations	$_______
	4.	Adjusted PV9% (total of lines 1, 2 and 3)	$_______
(B)	First Lien Debt on such date		$_______
Asset Coverage Ratio (ratio of A to B) _____ to 1

(Signature Page Follows)

Certificate

PV9% Value by reserve category as of the Computation Date:

Proved Developed Producing Reserves	$_________
Proved Developed Nonproducing Reserves	$_________
Proved Undeveloped Reserves (not to exceed 30% of Adjusted PV9%)	$_________

Total PV9% Value (after Proved Undeveloped Reserves adjustment, if any)	$_________

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered, and the certifications and warranties contained herein to be made on behalf of the Borrower, by the [chief financial Authorized Officer] [chief accounting Authorized Officer] of the Borrower as of ______ __, 20__.

ENERGY XXI GULF COAST, INC.

By
Name:
Title:

Certificate

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